                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14A-6(e)(2))

                             VALLEY RESOURCES, INC.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies: Common Stock, par value $1.00 per share, and accompanying Stock Purchase Rights

   2) Aggregate number of securities to which transaction applies: 4,993,028 shares

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $25 per share of cash consideration payable in accordance with merger agreement

   4) Proposed maximum aggregate value of transaction: $124,825,700

   5) Total fee paid: $24,965.14

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1) Amount previously paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing party:

   4) Date filed:

--------------------------------------------------------------------------------

                             VALLEY RESOURCES, INC.
             1595 MENDON ROAD, CUMBERLAND, RHODE ISLAND 02864-0700

                                  MAY 9, 2000

Dear Fellow Stockholder:

     It is our pleasure to extend to you a cordial invitation to attend a Special Meeting of Stockholders of Valley Resources, Inc.

     You may have read that your board of directors and the board of directors of Southern Union Company have agreed on a merger. The enclosed proxy statement asks for your approval of that merger and provides you with detailed information about it. Please read this entire document carefully. You may obtain additional information about Valley Resources and Southern Union from documents filed with the Securities and Exchange Commission.

     YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTEREST OF VALLEY RESOURCES STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

     Your vote is important. The merger cannot be completed without the approval of a majority of the outstanding shares of Valley Resources common stock. Whether or not you expect to attend the Special Meeting, it is important that your shares be voted. Registered and many broker-managed stockholders can vote their shares via the Internet. We provide instructions for using this convenient service on the proxy card. Of course, you may still vote your shares by marking your vote on the proxy card, signing and dating it and returning it promptly by mail in the enclosed envelope. No postage is required if mailed in the United States. If you sign and return your proxy card without specifying your choices, we will vote your shares in accordance with the directors' recommendations.

     The Special Meeting will be held at the principal office of Valley Resources, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, beginning at 10:00 a.m. (Eastern Time), on June 13, 2000. On behalf of your board of directors, thank you for your continued support and interest in Valley Resources.

                                          Sincerely,

                                          Alfred P. Degen
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                             VALLEY RESOURCES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Valley Resources, Inc. will be held at the principal office of Valley Resources, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, on June 13, 2000 beginning at 10:00 a.m. (Eastern Time), for the following purposes:

          (1) To approve and adopt the Agreement of Merger between Southern Union Company and Valley Resources, Inc., and

          (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record on the stock transfer books of Valley Resources at the close of business on April 28, 2000 will be entitled to notice of and to vote at the special meeting and at any adjournments.

     Whether you plan to attend the meeting or not, we urge you to vote via the Internet or to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope. No postage is required if mailed in the United States.

                                          By order of the Board of Directors,

                                          Sharon Partridge
                                          Secretary

Cumberland, Rhode Island
May 9, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    3
WHERE YOU CAN FIND MORE INFORMATION.........................    4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    5
THE COMPANIES...............................................    6
DIVIDENDS AND MARKET PRICES.................................    8
THE SPECIAL MEETING.........................................    9
  Purpose, Time and Place...................................    9
  Record Date; Voting Power; Vote Required..................    9
  Share Ownership of Management.............................    9
  Voting of Proxies.........................................    9
  Voting Shares Held in 401(k) Employee Stock Ownership
    Plan....................................................   10
  How to Revoke a Proxy.....................................   10
  Solicitation of Proxies...................................   10
THE MERGER..................................................   11
  Background of the Merger..................................   11
  Reasons for the Merger; Recommendation of Our Board of
    Directors...............................................   13
  Opinion of Our Financial Advisor..........................   14
  Potential Conflicts and Interests of Certain Persons in
    the Merger..............................................   18
  Significant U.S. Federal Income Tax Consequences of the
    Merger..................................................   19
  Regulatory Matters........................................   20
  Accounting Treatment......................................   20
  No Rights of Dissenting Stockholders......................   20
THE MERGER AGREEMENT........................................   21
  Structure of the Merger...................................   21
  Closing; Effective Time...................................   21
  Subsidiary Mergers........................................   21
  Merger Consideration......................................   21
  Exchange of Our Common Stock Certificates for Merger
    Consideration...........................................   21
  Covenants and Other Agreements............................   22
  No Solicitation...........................................   23
  Conditions to the Completion of the Merger................   25
  Indemnification and Insurance for Officers and
    Directors...............................................   25
  Amendments................................................   25
  Termination of the Merger Agreement.......................   26
  Termination Fees and Expenses.............................   27
PRINCIPAL STOCKHOLDERS......................................   28
AUDITORS....................................................   29
OTHER BUSINESS..............................................   29
APPENDICES
  APPENDIX A Agreement of Merger
  APPENDIX B Opinion of PaineWebber Incorporated

                             VALLEY RESOURCES, INC.

     The accompanying proxy will be mailed to our stockholders together with the Notice of Special Meeting and this proxy statement on or about May 9, 2000. We are soliciting this proxy in connection with the Special Meeting to be held on June 13, 2000. ("We" and "our" as used in this document refer to Valley Resources.)

                               SUMMARY TERM SHEET

     We are asking you to approve and adopt the merger agreement that will result in us becoming a wholly-owned subsidiary of Southern Union. When we speak about the "merger" and the "merger agreement" in this proxy statement, we mean the merger of SUG Acquisition Corporation into us and the agreement that sets forth the details of the merger. While we have summarized the terms of the merger below, we have attached the merger agreement at the back of this proxy statement as Appendix A. We encourage you to read the merger agreement since it is the legal document that governs the merger.

     - MERGER CONSIDERATION: As a result of the merger, each share of our common stock that you own will be converted into the right to receive $25.00 in cash. See "The Merger Agreement -- Merger Consideration" for additional information.

     - TAX CONSEQUENCES: As a result of the merger, our stockholders will generally recognize capital gains for U.S. federal income tax purposes for the cash received in the merger. The capital gains will be equal to the amount of cash received in the merger exceeding the tax basis our stockholders have in our common stock. The merger will not result in recognition of gain or loss to Southern Union, to us or to our subsidiaries. See "The Merger -- Significant U.S. Federal Income Tax Consequences of the Merger" for additional information.

     - STRUCTURE OF THE MERGER: At the time the merger becomes effective, SUG Acquisition Corp., a wholly-owned subsidiary of Southern Union, will merge into us. As a result, we will become a wholly-owned subsidiary of Southern Union. See "The Merger Agreement -- Structure of the Merger" for additional information.

     - SUBSIDIARY MERGERS: Immediately after the merger, Valley Gas Company and Bristol and Warren Gas Company, our wholly-owned subsidiaries, will merge into us. We call these mergers the "subsidiary mergers." Immediately after the subsidiary mergers, we will merge into Southern Union. At that time, our utility operations will become a division of Southern Union and our non-utility subsidiaries will become subsidiaries of Southern Union. See "The Merger Agreement -- Subsidiary Mergers" for additional information.

     - CONFLICTS OF INTEREST: Our officers and members of our board have interests in the merger that may be different from your interests and may represent conflicts of interest. For example:

        - The merger will constitute a "change of control" that will entitle certain officers to receive severance benefits if Southern Union terminates the officer without cause or if the officer terminates his or her own employment as a result of the change of control.

        - Alfred P. Degen, our Chairman, President and Chief Executive Officer, has entered into an employment agreement with Southern Union that will become effective upon completion of the merger.

        - For six years after the merger, Southern Union will indemnify and provide liability insurance for our current officers and directors for acts or omissions that may have occurred before the merger.

        See "The Merger -- Potential Conflicts and Interests of Certain Persons in the Merger" for additional information.

     - CONDITIONS OF CLOSING: Before the merger can become effective, certain conditions must be satisfied or waived, including:

        - Approval by our stockholders.

        - The public utility regulators of Rhode Island, Massachusetts, Pennsylvania, Missouri and Florida must approve the merger or related financing arrangements without imposing any material adverse conditions.

        - Expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        - The Rhode Island Legislature must amend the legislative charters of Valley Gas and Bristol and Warren Gas to complete the subsidiary mergers.

        - No court or administrative orders to prevent the merger.

        - The receipt of certain third-party consents and approvals.

        - Certain other conditions that have already been satisfied.

        See "The Merger -- Regulatory Matters" and "The Merger
        Agreement -- Conditions to the Completion of the Merger" for additional information.

     - TERMINATION OF MERGER AGREEMENT: We and Southern Union may terminate the merger agreement if we jointly agree to do so. In addition, either we or Southern Union may terminate the merger agreement if:

        - the merger is not completed by February 28, 2001 (this date may be extended to May 31, 2001 to obtain government approvals); or

        - we do not obtain stockholder approval of the merger; or

        - certain other circumstances occur as described in "The Merger Agreement -- Termination of the Merger Agreement."

     - TERMINATION FOR FIDUCIARY REASONS: Our board of directors may terminate the merger agreement if it determines that termination is necessary for our board to uphold its fiduciary duties to our stockholders. Southern Union may terminate the merger agreement if our board of directors fails to recommend approval of the merger agreement to our stockholders. In either of these events, we may be required to pay Southern Union a termination fee of $5 million. See "The Merger Agreement -- Termination of the Merger Agreement" for additional information.

     - AMENDMENT OF MERGER AGREEMENT: We and Southern Union may amend any of the terms of the merger agreement. See "The Merger
       Agreement -- Amendments" for additional information.

     - BOARD RECOMMENDATION: Our board of directors believes that the merger is in the best interest of our stockholders and recommends that you vote "FOR" the approval and adoption of the merger agreement. See "The
       Merger -- Reasons for the Merger; Recommendation of Our Board of Directors" for additional information.

     - FAIRNESS OPINION: In deciding to approve the merger, our board of directors considered an opinion from our financial advisor, PaineWebber Incorporated. The opinion stated that as of the date of the merger agreement, the consideration to be received by our stockholders was fair to our stockholders from a financial point of view. We have attached a copy of this opinion to the proxy statement as Appendix B. We encourage you to read this opinion. See "The Merger -- Opinion of Our Financial Advisor" for additional information.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What do I need to do now?

A: You should carefully read and consider the information contained in this document. You should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also vote via the Internet, as we describe in this proxy statement. If you fail to vote in person or by proxy, this will have the same effect as a vote against the merger agreement.

Q:  What is the required vote to approve and adopt the merger agreement?

A: The merger agreement must be approved and adopted by the holders of a majority of shares of our common stock entitled to vote at the special meeting.

Q:  Who is entitled to vote?

A: Stockholders as of the close of business on the record date, April 28, 2000, are entitled to vote at the special meeting.

Q:  Can I change my vote after I have mailed in my signed proxy card?

A: You may change your vote at any time before the vote takes place at the special meeting. To do so, you can attend the special meeting and vote in person.

   You can also deliver a later-dated, signed proxy card or send a written notice stating you would like to revoke your proxy before the special meeting. These should be sent to: Valley Resources, Inc., 1595 Mendon Road, Cumberland, Rhode Island 02864, Attention: Secretary. This notice must reach the Secretary before the proxy is voted. You may also change your vote prior to the special meeting via the Internet.

Q: My shares are held in "street name." Will my broker vote my shares on the merger agreement?

A: A broker will vote your shares on the merger agreement only if you provide your broker with instructions on how to vote. You should follow the directions provided by your broker(s) regarding how to instruct brokers to vote the shares.

Q:  Am I entitled to dissenters' rights?

A: No, Rhode Island law does not provide for dissenters' rights for publicly-traded companies.

Q:  Should I send in my certificates now?

A: No. After the merger is completed, Southern Union will send written instructions to you for exchanging your stock certificates for the cash consideration. You should not send in your stock certificates with your proxy.

Q:  Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this document or the enclosed proxy, you should contact our Secretary at
   (401) 334-1188, or Morrow & Co., Inc. at 1-800-662-5200.

Q:  When is the merger expected to be completed?

A: We are working as quickly as possible and hope to complete the merger by the end of the third calendar quarter of 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we have filed at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings should also be available to the public from commercial retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     In addition, materials and information concerning us can be inspected at the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881 where our common stock is listed.

     The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any additional information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we previously filed with the SEC (SEC File No. 1-7924). These documents contain important information about us and our financial condition.

     - Annual Report on Form 10-K/A for the fiscal year ended August 31, 1999,

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 1999 and February 29, 2000.

     We may be required by the SEC to file other documents pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the time this proxy statement is sent and the date the special meeting is held. These other documents will be deemed to be incorporated by reference in this proxy statement and to be a part of it from the date they are filed with the SEC.

     Documents incorporated by reference in this proxy statement are available from Valley Resources without charge. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

                            Valley Resources
                            Attention: Sharon Partridge
                            Vice President, Chief Financial Officer,
                            Treasurer and Secretary
                            1595 Mendon Road
                            Cumberland, Rhode Island 02864-0700
                            (401) 334-1188

     If you would like to request documents from us, please do so promptly in order to receive them before the special meeting.

     All information contained in this proxy statement with respect to Southern Union has been provided by Southern Union. We have provided all information contained in or incorporated by reference in this proxy statement with respect to us. Neither we nor Southern Union assumes any responsibility for the accuracy or completeness of the information provided by the other party.

     You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the merger agreement. Neither we nor Southern Union has authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 9, 2000. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to stockholders nor the completion of the merger shall create any implication to the contrary.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Valley Resources and our subsidiaries and representatives may from time to time make written or oral statements, including statements contained in filings with the Securities and Exchange Commission, which constitute forward-looking statements.

     All statements other than statements of historical facts included in this proxy statement regarding our financial position and strategic initiatives and addressing industry developments are forward-looking statements. We may use the words "believe," "anticipate," "expect," "intend" and similar expressions to identify forward-looking statements. When, in any forward-looking statement, we express an expectation or belief as to future results, this expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

     Forward-looking statements are subject to a number of risks, assumptions and uncertainties. The following are some of the factors which may cause actual results to differ materially from those anticipated:

     - general economic, financial and business conditions,

     - changes in government regulations,

     - competition in the energy services sector,

     - regional weather conditions,

     - the availability and cost of natural gas and oil,

     - development and operating costs,

     - the success and costs of advertising and promotional efforts,

     - the availability and terms of capital,

     - unanticipated environmental liabilities,

     - the ability to grow through acquisitions and/or significant customer growth,

     - the costs and effects of unanticipated legal proceedings,

     - the impacts of unusual items resulting from ongoing evaluations of business strategies and asset valuations, and

     - changes in business strategy.

     This list provides only an example of some of the risks, uncertainties and assumptions that may affect forward-looking statements. If any of these risks or uncertainties materialize or fail to materialize, as applicable, or if the underlying assumptions prove incorrect, actual results may differ materially from those projected in the forward-looking statements.

                                 THE COMPANIES

SOUTHERN UNION

     Southern Union is a publicly owned international energy company headquartered in Austin, Texas. It primarily engages in the distribution of natural gas and is one of the fifteen largest distributors in the nation, as measured by number of customers. Southern Union serves more than one million customers through its four natural gas divisions in Texas, Missouri, Pennsylvania and Florida, its propane distribution subsidiaries, and its equity ownership in a natural gas distribution company serving Piedras-Negras, Mexico. Through its subsidiaries, Southern Union also markets natural gas to end users and operates natural gas pipeline systems.

     Southern Union has a goal of selected growth and expansion, primarily in the utilities industry. To that extent, it intends to consider, when appropriate, and if financially practicable to pursue, the acquisition of other utility distribution or transmission businesses. The nature and location of any such properties, the structure of any such acquisitions and the method of financing any such expansion or growth will be determined by Southern Union's management and board of directors. Acquisitions, including the proposed mergers with Fall River Gas Company, Providence Energy Corporation and Valley Resources, require substantial additional financing through future debt, and possibly future equity, offerings. The availability and terms of any such financing sources will depend upon various factors and conditions, such as Southern Union's cash flow and earnings, its resulting capital structure, its credit ratings and conditions in financial capital markets at the time of any such offering.

     The address of the principal offices of Southern Union is 504 Lavaca, Suite 800, Austin, Texas 78701. Their phone number is (512) 477-5852.

     Merger with Pennsylvania Enterprises, Inc. Effective November 4, 1999, Southern Union acquired Pennsylvania Enterprises, Inc. ("PEI") (formerly, NYSE:
PNT) and its subsidiaries for approximately 17 million shares of Southern Union Common Stock and approximately $36 million in cash, plus the assumption of approximately $150 million of debt. PEI's natural gas utility businesses are being operated as PG Energy and Honesdale Gas, a division of Southern Union, which provides service to approximately 152,000 natural gas customers in northeastern and central Pennsylvania (including the cities of Wilkes-Barre, Scranton and Williamsport). Through the acquisition of PEI, Southern Union acquired and now operates a subsidiary that markets electricity and other products and services under the name PG Energy Power Plus, principally in northeastern and central Pennsylvania. Other subsidiaries that Southern Union acquired in the PEI merger engage in various non-regulated activities, including the construction, maintenance and rehabilitation of natural gas distribution pipelines.

     Pending Merger with Fall River Gas Company. On October 4, 1999, Southern Union and Fall River Gas Company (AMEX:FAL) entered into a merger agreement. The Fall River Gas merger agreement calls for Southern Union to acquire Fall River Gas in a transaction valued at approximately $75 million, including assumption of debt. Fall River Gas shareholders will receive $23.50 for each share of Fall River Gas common stock they own. The Fall River Gas merger agreement provides that Fall River Gas shareholders can elect to receive Southern Union common stock, cash or a combination of stock and cash, subject to proration and an adjustment formula. At least 50% of the approximately 2.2 million outstanding shares of Fall River Gas common stock must be converted into Southern Union common stock and up to the remaining 50% of Fall River Gas shares will be converted into cash. The exchange ratio for the stock portion of the consideration will be calculated prior to the completion of the merger based on recent trading prices before then. Headquartered in Fall River, Massachusetts, Fall River Gas serves approximately 48,000 customers in the city of Fall River and the towns of Somerset, Swansea and Westport, all located in southeastern Massachusetts. Southern Union anticipates completing the Fall River Gas merger in late summer or early fall 2000 after customary closing conditions and prerequisites are satisfied, including Southern Union and Fall River Gas shareholder approval and receipt of all regulatory approvals for the Fall River Gas merger.

     Pending Merger with Providence Energy Corporation. On November 14, 1999, Southern Union entered into a merger agreement to acquire Providence Energy Corporation (NYSE:PVY) for $42.50 in cash for each of Providence Energy's approximately 6.1 million shares outstanding, plus the assumption of approximately $140 million of debt securities. Providence Energy, headquartered in Providence, Rhode Island, is engaged through its subsidiaries principally in natural gas distribution to approximately 166,000 natural gas customers in Providence and Newport, Rhode Island, and 23 other cities and towns in Rhode Island and Massachusetts. Providence Energy's oil business serves over 4,000 residential customers and a larger commercial base. Providence Energy's utility service territories encompass approximately 730 square miles with a population of approximately 817,000. Southern Union anticipates completing the Providence Energy merger in late summer or early fall 2000 once all conditions are satisfied, including Southern Union and Providence Energy shareholder approval and receipt of all regulatory approvals.

VALLEY RESOURCES

     We are a publicly owned holding company headquartered in Cumberland, Rhode Island, primarily engaged in the distribution of natural gas. We have both utility and non-utility subsidiaries. Through our utility subsidiaries, we provide natural gas to more than 64,000 customers in northeastern and eastern Rhode Island. Through our non-utility subsidiaries, we:

     - merchandise and rent appliances, energy conservation equipment and residential water filtration equipment and offer appliance service contracts.

     - sell propane at both retail and wholesale.

     - distribute wholesale franchised lines of plumbing and heating contractor supply and other energy related businesses.

     - design and install natural gas vehicle conversion systems and refueling facilities, are an authorized representative of the ONSI fuel cell and hold patents for a natural gas/diesel co-firing system and a device to control the flow of fuel on dual-fuel equipment.

     The address of our principal offices is 1595 Mendon Road, Cumberland, Rhode Island 02864. Our phone number is (401) 334-1188.

                          DIVIDENDS AND MARKET PRICES

     Our common stock is listed and principally traded on the American Stock Exchange under the symbol "VR." The table below shows the dividends declared and the high and low sales price of our common stock for the fiscal periods indicated as reported in The Wall Street Journal.

                                                               PRICE RANGE
                                                              --------------      CASH
FISCAL 1998                                                   HIGH      LOW     DIVIDENDS
-----------                                                   -----    -----    ---------
  First quarter.............................................  11.50    10.25      .1850
  Second quarter............................................  12.38    10.63      .1850
  Third quarter.............................................  12.13    11.13      .1875
  Fourth quarter............................................  12.13    11.13      .1875

                                                                                  CASH
FISCAL 1999                                                   HIGH      LOW     DIVIDENDS
-----------                                                   -----    -----    ---------
  First quarter.............................................  13.38    11.00      .1875
  Second quarter............................................  13.00    12.13      .1875
  Third quarter.............................................  13.00    10.50      .1875
  Fourth quarter............................................  16.50    11.00      .1875

                                                                                  CASH
FISCAL 2000                                                   HIGH      LOW     DIVIDENDS
-----------                                                   -----    -----    ---------
  First quarter.............................................  22.63    13.00      .1875
  Second quarter............................................  23.13    21.44      .1875
  Third quarter (through April 28, 2000)....................  23.50    22.13      .1875

     The following table shows the market value of our common stock as of September 9, 1999, the day our board of directors authorized our executive officers to seek indications of interest regarding the sale of our company and as of November 29, 1999, the last business day preceding the day when we entered into the merger agreement with Southern Union.

                                                              HIGH      LOW     CLOSING
                                                              -----    -----    -------
September 9, 1999...........................................  14.00    13.81     13.88
November 29, 1999...........................................  22.00    19.00     21.00

     You are encouraged to obtain current market quotations for our common stock.

                              THE SPECIAL MEETING

PURPOSE, TIME AND PLACE

     The special meeting will be held at our principal offices, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, on June 13, 2000 at 10:00 a.m. (Eastern time), for the following purposes:

          (1) To approve and adopt the merger agreement; and

          (2) To transact such other business as may properly come before the meeting or any adjournment.

RECORD DATE; VOTING POWER; VOTE REQUIRED

     Our board of directors has fixed the close of business on April 28, 2000 as the record date for the determination of holders of our common stock entitled to notice of and to vote at the special meeting. There were 4,992,002 shares outstanding and entitled to vote on April 28, 2000. A majority of the shares of our common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business at the special meeting. If a quorum is not present at the special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are each entitled to one vote per share on the approval and adoption of the merger agreement at the special meeting. The approval and adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding on the record date.

SHARE OWNERSHIP OF MANAGEMENT

     At the close of business on April 28, 2000, our directors and officers beneficially owned and were entitled to vote approximately 69,627 shares of our common stock, which represented approximately 1.4% of the shares outstanding on that date. Each of those directors and officers has indicated his or her present intention to vote, or cause to be voted, our common stock owned by him or her "FOR" the proposal to approve and adopt the merger agreement at the special meeting. See "Principal Stockholders" for additional information.

VOTING OF PROXIES

     If you attend the special meeting, you may vote by ballot. However, since many stockholders may be unable to attend the special meeting, our board of directors is soliciting proxies so that each stockholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the special meeting.

     Registered stockholders can simplify their voting and save us expense by voting via the Internet. We provide Internet voting information on the proxy card. A Control Number, located above your name and address on the right side of the proxy card, is designed to verify your identity, allow you to vote your shares and confirm that we have properly recorded your voting instructions.

     If you do not choose to vote by Internet, you may still return your proxy card, properly signed, and we will vote the shares in accordance with your directions. You can specify your choices by marking the appropriate boxes on your proxy card. If you sign and return your proxy card without specifying choices, we will vote the shares as recommended by our board of directors. Abstentions marked on your proxy card are voted neither FOR nor AGAINST, but we count these shares in determining a quorum for each of the proposals. Abstentions have the effect of a vote against the merger agreement. If you do vote by Internet, it is not necessary to return your proxy card.

     If you hold your shares through a bank or broker, follow the voting instructions on the form you receive. Broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the merger agreement. The availability of Internet voting will depend on the bank's or broker's voting process.

     Your vote is important. We urge you to vote by Internet or by signing and returning the accompanying proxy card whether or not you plan to attend the special meeting. If you do attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.

     If any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on such matters by best judgment (unless you withhold authorization to use such discretion). We are not aware of any matters expected to be presented at the special meeting other than as described in the Notice of Special Meeting.

VOTING SHARES HELD IN 401(k) EMPLOYEE STOCK OWNERSHIP PLAN

     If you are a participant in our 401(k) Employee Stock Ownership Plan, your proxy card will serve as a voting instruction for the trustee of the plan for the account registered in your name. If the trustee does not receive proxy instructions from any participant it will vote in its discretion.

HOW TO REVOKE A PROXY

     You may revoke your proxy at any time before it is voted at the special meeting by executing a later-dated proxy by Internet or mail, by voting in person by ballot at the special meeting, or by filing a written notice of revocation to the Secretary at our address listed on page 3 of this proxy statement. The revocation will be effective when we receive your written notice.

SOLICITATION OF PROXIES

     We will bear the costs of this solicitation of proxies. In addition to solicitation by mail, we may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send material to their principals, and we may reimburse them for their delivery expenses. In order to ensure a sufficient presence of our stockholders to constitute a quorum, our officers, employees and designated agents may, without additional compensation, request the return of proxies, in person or by telephone or telegram. We have retained Morrow & Co., Inc. to assist us in the solicitation of proxies at an anticipated cost of $7,500, plus reimbursement of out-of-pocket expenses.

                                   THE MERGER

     This section of the proxy statement, as well as the next section entitled "The Merger Agreement," describe certain aspects of the proposed merger. These sections highlight key information about the merger and the merger agreement but they may not include all the information that you would like to know. The merger agreement is attached as Appendix A to this proxy statement. We urge you to read the merger agreement in its entirety.

BACKGROUND OF THE MERGER

     For the last several years, our board of directors regularly reviewed strategic options for increasing stockholder value. Among the options considered during this time were:

     - remaining an independent and small-sized company primarily engaged in the business of gas distribution in northeastern and eastern Rhode Island;

     - growing the company through increased emphasis on diversification into non-regulated businesses;

     - looking for a merger partner of similar size; and

     - looking for a merger partner of larger size.

     We carefully followed recent developments in the gas and electric utility industries that have substantially increased competition in those industries, making it difficult for small and medium-sized utilities to compete as effectively as larger utilities. Over the past several years, we developed and implemented strategic plans to respond to the evolving competitive environment as it affected us. Our management concluded that our competitive position and growth prospects would be significantly enhanced by increasing the scale of our operations and the size of our customer base, as well as an increased focus on complementary nonutility activities. As a result, from time to time members of our senior management had exploratory conversations with executives from other regional utility companies about the possibility of business combinations or other strategic transactions. None of these conversations led to any substantive proposals.

     During the spring and early summer of 1999, the pace of consolidation within the gas industry in general and New England in particular accelerated. Electric utility companies were showing increased interest in acquiring gas utilities due to the perceived advantage of being able to offer customers multiple energy products and services, utilizing both electricity and natural gas, in a growing competitive environment. During June and July 1999, Mr. Degen was contacted on various occasions by executives of other utilities regarding our interest in pursuing a business combination.

     On July 29, 1999, a special meeting of the Development Committee of the board of directors was held. After an update regarding business combination activities in the industry and a discussion of the significant premiums being paid by acquirors for medium and small-sized distribution companies, the Committee discussed the strategic alternatives available to us in light of the recent consolidations in the New England utility industry. Our attorneys made a presentation with respect to the legal obligations and fiduciary obligations of the board regarding the consideration of a business combination or sale of the company. After an extended question and answer period, a Special Committee of the board consisting of Messrs. Farnum, Alperin and Guthrie was appointed to review these strategic alternatives and to engage a financial advisor to assist them. PaineWebber Incorporated was engaged on August 23, 1999 to provide financial advisory services.

     At a meeting in September 1999, Mr. Thomas Karam of PG Energy indicated Southern Union's interest in a merger with us.

     At a meeting on September 9, 1999, PaineWebber made a presentation to our board of directors discussing the business combination activities in the market, potential parties to business combinations with us and the potential consequences to our stockholders of a sale or merger of our company. In this presentation, PaineWebber also gave a description of the transaction process and the typical time frame involved. At this meeting, our board of directors authorized management and PaineWebber to prepare a confidential information memorandum describing our business which could be distributed to a limited number of companies for the purpose of gauging their interest in pursuing a business combination transaction.

     In October 1999, members of our senior management and representatives of PaineWebber had conversations with a company operating a large electric and gas utility system in the mid-Atlantic region of the United States about a possible business combination transaction. Although a confidentiality agreement was signed and information was exchanged, none of these conversations led to any substantive negotiations.

     At a meeting of the board of directors on October 29, 1999, PaineWebber made a presentation updating the board on the progress made regarding the preparation of the confidential information memorandum, recent business combination activities in the market and continued discussion about companies with a potential interest in a combination with us. Additionally, PaineWebber discussed various forms of consideration that could be expected and approaches to valuation of consideration other than cash. After an extended question and answer period, the board authorized management and PaineWebber to distribute the confidential information memorandum concerning our company to a representative number of potentially interested parties for the purpose of gauging their interest in pursuing a business combination with us.

     Beginning on November 1, 1999, PaineWebber and our management commenced contacting the numerous potential financial and strategic partners, including those companies with whom we had previously engaged in discussions. Confidentiality agreements (including stand-still arrangements) were negotiated with each participant and upon receipt of a signed confidentiality agreement, copies of the confidential information memorandum were mailed to the participants. Representatives of PaineWebber also provided a letter to those entities who received a confidential information memorandum, advising them that we reserved our rights to terminate or revise the process and requesting that all preliminary indications of interest be submitted in writing by November 22, 1999 to enable us to select a group of qualified parties to conduct more detailed due diligence. Since certain confidentiality agreements took longer than expected to negotiate and the occurrence of the Thanksgiving holiday, representatives of PaineWebber sent a second letter on November 15, 1999 indicating that the date for submittal of preliminary indications of interest was extended to December 1, 1999.

     During this time period, consolidation of the New England natural gas distribution market accelerated. On November 4, 1999, Keyspan Energy announced the acquisition of Eastern Enterprises. On November 10, 1999, Energy East announced the acquisition of Berkshire Energy Resources. Finally, on November 15, 1999, Southern Union announced the acquisition of our neighboring utility, Providence Energy. Southern Union had previously announced in October 1999 the acquisition of Fall River Gas, another neighboring utility.

     On November 15, 1999, Mr. Thomas Karam, President and Chief Executive Officer of PG Energy (a division of Southern Union) and acting as a representative of Southern Union, contacted representatives of PaineWebber to discuss a possible business combination with us. On November 18, 1999, Messrs. Karam, Degen and Peter Kelley, President of Southern Union, met to discuss trends in the utility industry, strategic issues in the context of a possible business combination between the two companies and the procedures for the commencement of due diligence investigations and the exchange of financial information. Following these discussions Mr. Degen indicated that he would be willing to discuss with our board of directors a transaction in which we would become an operating division of Southern Union on terms and conditions that would generally be comparable to the terms and conditions of the Providence Energy-Southern Union transaction and that would provide our stockholders with a premium over book value for their shares comparable to that received by stockholders of other local gas distribution companies in recent transactions. Messrs. Karam and Kelley indicated that they would be willing to discuss such a transaction with Southern Union's board of directors. Following this meeting, PaineWebber had several discussions with Mr. Karam about the general terms and conditions on which we would be willing to enter into a business combination with Southern Union.

     Between November 17 and November 30, 1999, members of our senior management and Southern Union's and their financial and legal advisors held discussions pertaining to the terms of a proposed business combination and general business issues, and conducted due diligence investigations. The discussions on the terms of a transaction related to the amount and composition of the merger consideration, a proposed corporate structure and management structure and roles, including the terms of Mr. Degen's employment following the merger. Working groups composed of employees of both companies and their financial and legal advisers were formed to examine and address issues relating to regulatory requirements, strategic opportunities, the impact of the transaction upon the communities we serve and the identification of possible operational benefits. On November 27, 1999, a draft of the merger agreement was delivered to the members of our board of directors.

     A special meeting of our board of directors was held on November 30, 1999. Members of senior management and our financial and legal advisors also attended this meeting. Mr. Degen updated the board on the proposed Southern Union business combination, including potential strategic benefits and potential risks of the transaction, and the related employment agreement with Mr. Degen. Mr. Degen and our legal advisors described the terms of the merger agreement and related documents and informed the board that Southern Union had offered $25 per share in cash with no further due diligence contingencies. PaineWebber representatives presented a general overview of the financial aspects of the transaction, including a review of the methodology by which they conducted their fairness review. Legal counsel provided advice regarding the board's legal responsibilities and fiduciary duties in considering the proposed transaction.

     After these presentations and an extended question and answer period, PaineWebber delivered its fairness opinion to the board to the effect that, as of that date, the proposed consideration to be received in connection with the proposed merger was fair from a financial point of view to our stockholders. After considering and discussing the various presentations at that meeting and at prior meetings, as well as the recommendation of our senior management, our board approved, by unanimous vote, the merger with Southern Union and authorized the execution of the merger agreement. Due to his proposed employment agreement with Southern Union, Mr. Degen abstained from voting on the merger agreement.

     Following the meeting, we and Southern Union executed the merger agreement on November 30, 1999 and publicly announced the merger on the morning of December 1, 1999.

REASONS FOR THE MERGER; RECOMMENDATION OF OUR BOARD OF DIRECTORS

     At a meeting held on November 30, 1999, after determining that the merger is fair to and in the best interests of our stockholders, our board of directors unanimously approved the merger agreement. In approving the merger agreement and in reaching its recommendation, our board of directors consulted with and relied upon information and reports prepared or presented by our management and our legal and financial advisors. The following are the material factors that our board of directors considered:

          1. Our board of directors' review and analysis of our business, current and future financial condition, current earnings and earnings prospects, as well as the competitive business environment and changing regulatory environment facing a relatively small company such as us;

          2.  Historical market prices of our shares;

          3.  A review of the possible alternatives to a sale, including:

        - the prospects of continuing to operate as a small-sized independent gas distribution company or attempting to acquire other smaller distribution companies in the New England region;

        - the value to stockholders of such alternatives and the timing and likelihood of actually achieving additional value from these alternatives; and

        - the possibility that our future performance might lead to a share price having a lower value than the consideration being offered in the merger;

          4. The per share consideration of $25 to be paid in the merger represents a premium of approximately 22% over the closing per share price of our shares on November 30, 1999, the last trading day before the announcement of the merger, and a premium of approximately 48% over the closing per share price for our shares on November 12, 1999, the last trading day before the announcement of the acquisition of Providence Energy Corporation, which announcement began affecting our share price since we were then the last remaining publicly-held New England gas utility company;

          5. The financial presentation of PaineWebber, including its opinion dated November 30, 1999 to our board of directors, as to the fairness of the merger consideration from a financial point of view to our stockholders, as described below in "Opinion of Our Financial Advisor;"

          6. The terms of the merger agreement and the right of our board of directors under certain circumstances to terminate the merger agreement prior to its approval by our stockholders in the exercise of its fiduciary duty in connection with receipt by us of a proposal superior to that given by Southern Union; and

          7. The likelihood of consummation of the merger, including an assessment of the risks associated with obtaining necessary federal and state regulatory approvals on a timely basis.

     In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, our board of directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors. Our board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. While the foregoing discussion of the information and factors considered by our board of directors is not intended to be all-inclusive, it does constitute a summary of all material information considered by our board of directors in determining to recommend approval of the merger agreement.

OPINION OF OUR FINANCIAL ADVISOR

     THE FULL TEXT OF THE PAINEWEBBER OPINION, DATED NOVEMBER 30, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. WE URGE YOU TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE PAINEWEBBER OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PAINEWEBBER OPINION. THE PAINEWEBBER OPINION IS NOT A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE ON THE MERGER.

     We retained PaineWebber as our exclusive financial advisor in connection with the merger. In connection with such engagement, we requested PaineWebber to render an opinion as to whether or not the merger consideration is fair, from a financial point of view, to our stockholders.

     In connection with the board of directors' consideration of the merger, PaineWebber delivered its opinion to the effect that, as of November 30, 1999, and based on its review and assumptions and subject to the limitations summarized below, the merger consideration is fair, from a financial point of view, to our stockholders. The PaineWebber opinion was prepared at the request and for the information of our board of directors and does not constitute a recommendation to any of our stockholders as to how to vote on the merger. The PaineWebber opinion does not address the relative merits of the merger or any other transactions or business strategies that the board of directors may have discussed as alternatives to the merger or the decision for the board of directors to proceed with the merger. We did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering the PaineWebber opinion.

     In arriving at its opinion, PaineWebber, among other things:

     - Reviewed our Annual Reports, Forms 10-K and related financial information for the five fiscal years ended August 31, 1999;

     - Reviewed certain information, including financial forecasts, relating to our business, earnings, cash flow, assets and prospects, which we furnished to PaineWebber;

     - Conducted discussions with members of our senior management concerning our businesses and prospects;

     - Reviewed the historical market prices and trading activity for our shares and compared them with that of certain publicly traded companies which PaineWebber deemed to be relevant;

     - Compared our results of operations with that of certain companies which PaineWebber deemed to be relevant;

     - Compared the proposed financial terms of the transactions contemplated by the merger agreement with the financial terms of certain other mergers and acquisitions which PaineWebber deemed to be relevant;

     - Reviewed a draft of the merger agreement dated November 30, 1999; and

     - Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of general economic, market and monetary conditions.

     In preparing the PaineWebber opinion, PaineWebber relied on the accuracy and completeness of all information supplied or otherwise made available to PaineWebber by us, and PaineWebber did not assume any responsibility to independently verify such information. With respect to the financial forecasts examined by PaineWebber, PaineWebber assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of our management as to our future performance. PaineWebber also relied upon assurances of our management that we are unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber did not make any independent evaluation or appraisal of our assets or liabilities (contingent or otherwise) nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber also assumed, with our consent, that (i) the merger will be accounted for under the purchase method of accounting, and (ii) any material liabilities (contingent or otherwise, known or unknown) are as set forth in our consolidated financial statements. The PaineWebber opinion does not constitute a recommendation to any of our stockholders as to how any such stockholder should vote on the merger. The PaineWebber opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by our board of directors as alternatives to the merger or the decision of our board of directors to proceed with the merger. PaineWebber's opinion was based on economic, monetary and market conditions existing on the date of its opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of its analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may be sold. Accordingly, these estimates are inherently subject to substantial uncertainty and neither we nor PaineWebber assume responsibility for the accuracy of these estimates.

     The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at its opinion.

     Historical Stock Performance. PaineWebber reviewed the history of trading prices for our shares, both separately and in relation to comparable companies. The comparable companies were selected based on several criteria, including relative size, profitability, total revenue, growth characteristics, business position and credit rating. The comparable companies are indicated in the following paragraph.

     Selected Comparable Public Company Analysis. Using publicly available information, PaineWebber compared our selected historical financial, operating and stock market performance data to the corresponding data of certain publicly traded companies that PaineWebber deemed relevant. The comparable companies consisted of:

     NUI Corporation                            South Jersey Industries
     Energy South                               Delta Natural Gas Company
     New Jersey Resources                       SEMCO Energy

     With respect to us and our comparable companies, PaineWebber calculated multiples of total enterprise value (market value, as hereinafter defined, plus preferred stock and debt less cash and cash equivalents) to latest twelve months ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"). PaineWebber also calculated multiples of market value (share price multiplied by shares outstanding including in-the-money options and warrants) to LTM net income, LTM cash flow from operations ("CFFO") and book value of common equity. The comparable companies analysis resulted in the following ranges of multiples as of November 26, 1999:

ANALYSIS                                                      MULTIPLE RANGE
--------                                                      --------------
LTM EBITDA..................................................  6.4x to 8.7x
LTM EBIT....................................................  8.8x to 13.1x
LTM net income..............................................  12.4x to 18.1x
LTM CFFO....................................................  6.0x to 9.8x
Book value of common equity.................................  1.3x to 2.2x

     PaineWebber calculated our implied multiples as of November 30, 1999. Our implied multiples, calculated on the same basis as the comparable companies, were as follows:

                                                              VALLEY RESOURCES
ANALYSIS                                                      IMPLIED MULTIPLES
--------                                                      -----------------
LTM EBITDA..................................................  9.9x
LTM EBIT....................................................  13.6x
LTM net income..............................................  20.1x
LTM CFFO....................................................  11.1x
Book value of common equity.................................  2.2x

     Selected Comparable Transactions Analysis. PaineWebber reviewed publicly available financial information for selected completed and pending mergers and acquisitions in the natural gas distribution business. The selected mergers and acquisitions PaineWebber analyzed included (acquiror/target):

     Southern Union/Providence Energy
     Energy East/Berkshire Energy Resources     Energy East/Connecticut Energy
     Keyspan Energy/Eastern Enterprises         ONEOK, Inc./Southwest Gas
     DTE Energy Company/MCN Energy Group        SCANA/Public Service North Carolina
     Southern Union/Fall River Gas Company      Carolina Power & Light/North Carolina
     Eastern Enterprises/Energy North Inc.      Natural Gas
     Energy East/CTG Resources                  Eastern Enterprises/Colonial Gas
     Wisconsin Energy/WICOR Inc.                CMS Energy/Continental Natural Gas
     Northeast Utilities/Yankee Energy          Eastern Enterprises/Essex County Gas
     Southern Union/Pennsylvania Enterprises    NIPSCO Industries/Bay State Gas

     PaineWebber reviewed the consideration paid or market value (for stock deals, based on acquirer stock price on the day prior to the announcement of the transaction) in the comparable transactions and calculated multiples of total enterprise value to the target's LTM (latest twelve months prior to the announcement of the transaction) EBITDA, LTM EBIT, and total customers. PaineWebber also calculated multiples of the consideration paid to the target's LTM net income, LTM CFFO, and book value of common equity. The comparable transactions analysis resulted in the following ranges:

ANALYSIS                                                      MULTIPLE RANGES
--------                                                      ----------------
LTM EBITDA..................................................     8.1x to 13.0x
LTM EBIT....................................................    11.9x to 22.4x
Total customers.............................................  $1,421 to $3,799
LTM net income..............................................    18.3x to 40.7x
LTM CFFO....................................................     7.6x to 17.0x
Book value of common equity.................................      1.5x to 3.1x

     Our multiples implied by the merger, calculated on the same basis as the comparable transactions, were as follows:

                                                              VALLEY RESOURCES
ANALYSIS                                                      IMPLIED MULTIPLES
--------                                                      -----------------
LTM EBITDA..................................................        13.0x
LTM EBIT....................................................        17.9x
Total customers.............................................       $2,579
LTM net income..............................................        29.8x
LTM CFFO....................................................        16.5x
Book value of common equity.................................         3.5x

     Discounted Cash Flow Analysis. PaineWebber analyzed us based on an unleveraged discounted cash flow analysis of our projected financial performance. This projected financial performance was based upon a five-year forecast provided by our management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based upon a range of EBITDA multiples of 9.0x to 11.0x and EBIT multiples of 13.0x to 15.0x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates that represented an estimate of our weighted average cost of capital.

     Premiums Paid Analysis. PaineWebber analyzed purchase price per share premiums paid in 10 publicly disclosed domestic transactions, in nonfinancial industries, with transaction values between $75 million and $250 million, announced since January 1, 1997. This analysis indicated the following mean and median premiums to the target's closing stock price one day, one week and four weeks prior to the announcement of the transaction:

PERIOD PRIOR TO ANNOUNCEMENT                                  MEAN    MEDIAN
----------------------------                                  ----    ------
One day.....................................................  32.4%    25.6%
One week....................................................  41.1     33.8
Four weeks..................................................  49.7     43.9

     The premiums paid to our stockholders implied by the merger, based on our stock price as of November 12, 1999, the trading day prior to the announcement of the Southern Union merger with Providence Energy, were as follows:

                                                              VALLEY RESOURCES
PERIOD PRIOR TO ANNOUNCEMENT                                  IMPLIED PREMIUMS
----------------------------                                  ----------------
One day.....................................................        48.1%
One week....................................................        61.3
Four weeks..................................................        78.6

     We selected PaineWebber to be our financial advisor in connection with the merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the public utility industry and in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

     Pursuant to our engagement letter with PaineWebber dated August 23, 1999, PaineWebber has earned a retention fee of $50,000 and a fee of $400,000 for the rendering of the PaineWebber opinion. In addition, PaineWebber will receive a fee of approximately $1,275,000, payable upon the completion of the merger, and will be reimbursed for certain of its related expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the merger is not approved or otherwise completed. We also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

     In the past, PaineWebber and its affiliates have provided various financial services to us and have received fees for rendering these services. PaineWebber may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company in the future. In the ordinary course of PaineWebber's business, PaineWebber may actively trade securities of Valley Resources and Southern Union for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

POTENTIAL CONFLICTS AND INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of our board with respect to the merger, you should be aware that members of our management and board of directors have the following interests in the merger that may be different from, or in addition to, your interests generally and represent conflicts of interest. Our board of directors was aware of these interests and considered them in approving the merger agreement.

     Employment Agreement. In connection with the merger agreement, Southern Union entered into a three-year employment agreement with Alfred P. Degen, which will become effective upon the completion of the merger. The employment agreement provides Mr. Degen's base salary will be set by the president of Southern Union but will not be less than $200,000, which was his base salary on November 30, 1999, the day he signed the employment agreement. He also will have the opportunity to earn an annual incentive bonus which must be equal to at least 37.5% of his base salary. Mr. Degen will receive a $1,000,000 bonus payable at the effective time of the merger. If Mr. Degen's employment is terminated without "cause" or if Mr. Degen terminates his employment for "good reason" (as such terms are defined in the employment agreement), Mr. Degen will receive:

     - a severance payment equal to three times his base salary plus the amount of his incentive compensation paid for the most recently completed fiscal year;

     - continued health, life and disability benefits for three years; and

     - payment for the actuarial equivalent of the excess of the retirement pension which would have accrued, determined as if he had accumulated 36 additional months of service credit, over the retirement pension which had accrued.

     If any of the payments made to Mr. Degen would be subject to the excise tax imposed under the Internal Revenue Code, Southern Union will pay Mr. Degen an amount equal to such excise tax and any related interest and penalties.

     Change in Control Agreements. We have severance agreements containing change in control provisions with Alfred P. Degen, Charles K. Meunier, Richard
G. Drolet, Jeffrey P. Polucha and Sharon Partridge. These agreements were entered into before we began to explore the possibility of selling our company.

     These agreements provide that, if during the 24 months following a change of control the officer is terminated without cause or terminates his or her own employment as a result of adverse actions by us or our successors, the officer will receive a lump sum severance amount and continuation of certain welfare plan benefits. The agreements also provide that if the officer terminates his or her employment for any reason during the 15 months following the later of a change of control or the expiration of the six month period after any person publicly announces an intention to take actions which would constitute a change of control (which was deemed to occur on December 1, 1999 when we announced the signing of the merger agreement), the officer will receive a lump sum severance amount and continuation of certain welfare plan benefits. In either case, the lump sum severance payment is an amount equal to:

     - an amount equal to the officer's unpaid base salary plus amounts due under any compensation plan;

     - three times covered compensation (defined as the annual salary at date of change of control plus the cash portion of Valley Resources Executive Incentive Compensation Plan) for the year in which the change of control occurs for Mr. Degen and two times covered compensation for the other named officers; and

     - a lump sum cash payment for the actuarial equivalent of the excess of the retirement pension which would have accrued after the termination date for those additional months for which severance is paid to the officer and the retirement pension which had accrued.

     In addition, if we terminate an executive during the 15 months following a change of control, or during the six months after any person publicly announces an intention to take actions which would constitute a change in control, we will also provide the officer with the same life insurance, disability, hospitalization and medical plans which were in effect immediately before our change of control until the earlier of three years after the change in control for Mr. Degen and two years for the other named officers or when the executive has obtained new employment and is covered by equivalent benefits.

     Mr. Degen has agreed to forego the benefits of his change of control agreement and entered into an employment agreement with Southern Union.

     Deferred Compensation Plan. Our Directors Deferred Compensation Plan permits outside directors to defer director's fees to a date between the director's 65th birthday and one month after the director's 70th birthday. Upon a change of control, this plan provides that each director may elect to receive a lump sum payment of all deferred compensation plus interest, to receive benefits as originally elected under the plan, or to receive installments commencing upon the change of control.

     Director Retirement Plan. Our Director Retirement Plan provides retirement benefits to members of our board who are not our employees or employees of any subsidiary.

     Defense, Indemnification and Insurance for Officers and Directors. For a period of six years after the effective time, Southern Union has agreed to indemnify our present and former officers and directors and the present and former officers and directors of our subsidiaries for any losses resulting from the acts or omissions occurring before the effective time to the extent provided under our restated articles of incorporation and bylaws in effect on November 30, 1999. If any claims are asserted within such six-year period, all rights to indemnification in respect of such claims shall continue until the final disposition of any and all such claims. For six years after the effective time, Southern Union will use its reasonable best efforts to provide officers' and directors' liability insurance for acts or omissions occurring before the effective time covering each person currently covered by our officers' and directors' liability insurance policy on terms equal in coverage and amount to those of such policy in effect on November 30, 1999. In satisfying this obligation, if the annual premiums of such insurance coverage are more than 200% higher than the previous year's premiums, Southern Union will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of Southern Union's board, for a cost not exceeding such amount. See "The Merger Agreement -- Indemnification and Insurance for Officers and Directors."

SIGNIFICANT U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Each stockholder who receives cash in the merger will recognize any gain or loss realized in the transaction. Generally, the gain or loss realized will be measured by the difference between the purchase price of the shares and the adjusted basis of the shares in the hands of the holder. Such gain or loss would be capital gain or loss provided that the shares were held as a capital asset on the effective date of the merger, and would be long-term capital gain or loss if such shares were held for more than one year.

     We will not recognize any gain or loss as a result of the merger. The merger will be treated as a purchase of our stock by Southern Union and we will retain our historic tax basis in our assets and our other tax attributes, assuming that Southern Union does not make an election under Section 338(g) of the Internal Revenue Code.

     The discussion set forth above of the material federal income tax consequences of the merger is included for general information only. It does not address the state, local or foreign tax aspects of the merger. In addition, it does not discuss the federal income tax considerations that may be relevant to certain persons, including holders of options or warrants, and may not apply to certain holders subject to special tax rules, including dealers in securities, foreign holders and holders who acquired their shares of our stock pursuant to the exercise of options or otherwise as compensation. The discussion is based upon currently existing provisions of the Internal Revenue Code, existing Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing is subject to change and any such change could affect the continuing validity of this discussion.

     Each stockholder should consult his or her own tax advisor with respect to the specific tax consequences of the merger to him or her, including the application and effect of state, local and foreign tax laws.

REGULATORY MATTERS

     The following is a summary of the material regulatory requirements affecting the merger. While there can be no guarantee if and when we will obtain any of the consents or approvals required for the mergers or what conditions they may contain, and even though Southern Union has not filed for all its required approvals from all of the agencies discussed, we currently believe that the necessary approvals can be obtained.

     State Approvals and Related Matters. The utility operations of Southern Union are subject to the regulatory jurisdiction of the Missouri Public Service Commission ("MPSC"), the Florida Public Service Commission ("FPSC"), the Pennsylvania Public Utility Commission ("PPUC"), the Railroad Commission of Texas ("RRC") and various municipalities in Texas where Southern Union conducts business. The MPSC and the PPUC must approve the mergers. Southern Union must also receive approval from the FPSC and the PPUC for certain financing arrangements for the mergers, namely securities issued and long-term debt assumed by Southern Union in connection with the mergers. No RRC or municipality approvals are required.

     The utility operations of our subsidiaries are subject to the regulatory jurisdiction of the Rhode Island Public Utility Commission ("RIPUC"). The Rhode Island Division of Public Utilities and Carriers ("DPU") must also approve the mergers.

     Assuming the requisite regulatory approvals are obtained, the combined company and its utility operations will remain subject to the regulatory jurisdiction of the MPSC, FPSC, PPUC, RIPUC, DPU, RRC and various municipalities in Texas.

     Antitrust Considerations. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules of the Federal Trade Commission (the "FTC"), the mergers may not be consummated until notifications have been given and certain information has been furnished to the FTC and the U.S. Department of Justice Antitrust Division and specified waiting period requirements have been satisfied. The expiration or earlier termination of the Hart-Scott-Rodino Act's waiting period does not preclude the Department of Justice or the FTC from challenging the mergers on antitrust grounds either before or after consummation of the mergers. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. We and Southern Union filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on March 1, 2000. On March 31, 2000, the Federal Trade Commission requested additional information in connection with its analysis of the merger under this Act.

     General. Southern Union and our utility subsidiaries possess rights and franchises, and environmental permits and licenses. Some of these may need to be transferred, renewed or replaced as a result of the mergers. Neither we nor Southern Union anticipate any difficulties at the present time in making or obtaining such transfers, renewals or replacements.

     Under the merger agreement, we have agreed to use our reasonable best efforts to obtain all necessary material permits, licenses, franchises and other governmental authorizations needed to consummate or effect the transactions contemplated by the merger agreement. Various parties may seek intervention in the proceedings associated with the regulatory approval process in an attempt to oppose the merger or to have conditions imposed upon the receipt of the necessary approvals. Although we and Southern Union believe that we will receive the requisite regulatory approvals for the mergers or related financings, we cannot determine when we will receive such approvals. It is a condition to the consummation of the mergers (subject to waiver) that final non-appealable orders approving the mergers or related financings be obtained from the various federal and state commissions described above. See "The Merger Agreement -- Conditions to the Completion of the Merger."

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting under generally accepted accounting principles.

NO RIGHTS OF DISSENTING STOCKHOLDERS

     Rhode Island law does not provide for dissenters' rights to stockholders of a publicly-traded company.

                              THE MERGER AGREEMENT

     The following description of the merger agreement highlights certain important terms of the merger agreement. We have attached a copy of the merger agreement as Appendix A to this proxy statement. The summary of the merger agreement we provide below is qualified in its entirety by reference to that agreement. We encourage you to read the merger agreement because it is the legal document that governs the merger.

STRUCTURE OF THE MERGER

     Under the merger agreement, SUG Acquisition Corporation, a wholly-owned subsidiary of Southern Union, will merge into us. After the subsidiary mergers described below, we will be merged into Southern Union. Southern Union will continue as the surviving corporation and we will be a division of Southern Union. Our non-utility subsidiaries will become subsidiaries of Southern Union.

CLOSING; EFFECTIVE TIME

     We will close the merger at 10:00 a.m., Eastern time, within five business days after satisfaction or waiver of the conditions set forth in the merger agreement, unless we agree on a later date. This date is referred to as the "closing date." On the closing date, we will file articles of merger and a plan of merger with the Secretary of State of the State of Rhode Island under Rhode Island law and a certificate of merger with the Secretary of State of the State of Delaware under Delaware law. The merger will become effective upon filing of these documents. This moment is referred to as the "effective time."

SUBSIDIARY MERGERS

     Immediately after the effective time, Valley Gas, our wholly-owned subsidiary, will merge into us. Immediately after the consummation of the Valley Gas merger, Bristol and Warren Gas will merge into us. Immediately after the consummation of the Bristol and Warren Gas merger, we will merge into Southern Union.

MERGER CONSIDERATION

     In the merger, each share of our common stock that you own will be converted into the right to receive $25.00 in cash.

EXCHANGE OF OUR STOCK CERTIFICATES FOR MERGER CONSIDERATION

     BankBoston N.A., c/o EquiServe, L.P., will act as exchange and paying agent in connection with the merger. At the effective time, Southern Union will deposit in trust with the exchange and paying agent an amount of cash representing the merger consideration. The exchange and paying agent will invest the merger consideration in United States government-backed obligations or in the highest quality commercial paper. As soon as practical after the effective time, the exchange and paying agent will mail to you a letter of transmittal and instructions regarding the surrender of your stock certificates for cancellation. After receiving your certificates together with the letter of transmittal, duly executed, the exchange and paying agent will send you the cash you will be entitled to receive.

     If the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate is registered, the surrendered certificate must be properly endorsed. In addition, the person requesting payment must have paid any transfer and other taxes required in connection with payment of the merger consideration to a person other than the registered holder of the surrendered certificate or must establish to the satisfaction of Southern Union that taxes do not apply.

     If your certificates have been lost, stolen or destroyed, you must provide the exchange and paying agent with a lost certificate affidavit. In addition, you must give the exchange and paying agent a bond in an amount as the exchange and paying agent may ordinarily require and you must indemnify Southern Union against any claim that may be made against Southern Union because of the certificate claimed to have been lost, stolen or destroyed.

     Twelve months after the effective time, the exchange and paying agent will deliver to Southern Union any funds that remain undistributed. From that point forward, Southern Union will act as exchange and paying agent. If you have not surrendered your certificates to the exchange and paying agent by then, you will only be entitled to look to Southern Union as a general creditor for payment of the merger consideration.

     Southern Union will not be liable to you for merger consideration delivered to a public official pursuant to applicable law. Five years after the effective time, any portion of the merger consideration that remains unclaimed by our stockholders will become the property of Southern Union to the extent permitted by applicable law.

     You should not send in your stock certificates until you receive a transmittal letter.

COVENANTS AND OTHER AGREEMENTS

     Interim Operations. We have agreed that, except as provided by the merger agreement or as consented to by Southern Union, from the date of the merger agreement until the effective time, we and our subsidiaries will:

     - not make or permit any material change in the general nature of our business;

     - maintain our ordinary course of business under prudent business judgment and consistent with past practice and policy;

     - preserve our ongoing business and use reasonable efforts to maintain our goodwill;

     - not enter into any material transaction or contract other than in the ordinary course of business;

     - not hire any new employee unless the employee is a bona fide replacement for a presently-filled position;

     - not file any material applications, petitions, motions, orders, briefs, settlements or agreements in any material proceeding or related appeal before a government body without, to the extent reasonably practicable, consulting Southern Union;

     - not make any changes in financial policies or practices, or strategic or operating policies or practices, except as required by law, rule or regulation;

     - except in the ordinary course of business or under the terms of any of our existing contracts, employee benefit plans or collective bargaining agreements, not grant any increase or change in total compensation, benefits or pay any bonus to any employees;

     - not grant or enter into any contract, written or oral, with respect to continued employment for any employee, officer or director;

     - not make any loan or advance to any officer, director, stockholder, employee, individual or entity other than in the ordinary course of business;

     - not terminate any existing, enter into any new, or renew, extend or negotiate, any gas purchase, exchange, storage, supply or transportation contract; and

     - not assume any note, debenture or other evidence of indebtedness which by its terms does not mature within two years.

     Employees; Benefits. For our employees (excluding unionized employees) and those of our subsidiaries, Southern Union has agreed:

     - to provide such employees who continue their service with Southern Union during the 24 months immediately following the closing date with benefits no less favorable in the aggregate than the benefits that are now provided under our benefit plans;

     - to recognize, for purposes of eligibility, vesting and benefit accrual under all benefit plans provided to such employees after the effective time, the tenure of employment, as recognized by us or any of our subsidiaries as of the closing date;

     - to permit each such employee to carry forward all days of sick leave accrued before the closing date; and

     - to provide retiree medical plan coverage which is collectively equal to the benefits provided to them by us currently to any former employee (and his or her eligible dependents) during the 60 months immediately following the closing date.

     Southern Union has also agreed to assume, at the effective time, all collective bargaining agreements covering any of our employees and our subsidiaries, and to discharge when due any and all of our liabilities and the liabilities of our subsidiaries under the collective bargaining agreements after the effective time.

     Certain Other Covenants and Agreements. The merger agreement also contains additional covenants by us to:

     - not declare or pay or permit any of our subsidiaries to declare or pay any dividends or make other distributions of our capital stock or our subsidiaries' capital stock, except for regular dividends on our common stock that do not exceed the current rate of $0.75 per share per year and dividends by our subsidiaries to us;

     - cooperate and cause our subsidiaries to cooperate with Southern Union's requests with respect to the refinancing, repurchase, redemption or repayment of our indebtedness or any of our subsidiaries' indebtedness that may be required or that Southern Union may request before the mergers;

     - except as discussed below (see "--No Solicitation" below), recommend to our stockholders the approval of the merger agreement;

     - except as discussed below (see "-- No Solicitation"), not initiate or encourage any inquiry or proposal about mergers with other parties, sales of substantial assets, sales of shares representing a majority or greater interest in us or any of our subsidiaries or other business combinations or, except in certain instances, negotiate, discuss, approve or recommend any such alternative acquisition proposal; and

     - use commercially reasonable best efforts at our expense to obtain all necessary consents, approvals and waivers needed in connection with the transactions contemplated by the merger agreement.

     The merger agreement also contains certain additional covenants of Southern Union to:

     - amend our stock plans to provide for the issuance of Southern Union stock instead of our common stock; and

     - maintain our charitable contributions of at least $60,000 for at least the next two calendar years.

NO SOLICITATION

     The merger agreement provides that we must terminate all existing discussions or negotiations with third parties, if any, regarding an "alternative proposal," which we define below. In addition, we may not, nor may we authorize or permit any of our subsidiaries' officers, directors, agents, financial advisors, attorneys, accountants or other representatives to, directly or indirectly:

     - solicit, initiate or encourage submission of proposals or offers relating to, or that could reasonably be expected to lead to, an alternative proposal; or

     - participate in any negotiations or discussions regarding, furnish to any person any information with respect to, or otherwise cooperate, assist, participate in, facilitate or encourage any effort or attempt by any other person to do or seek an alternative proposal.

     An "alternative proposal" is:

     - a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving us or any of our subsidiaries;

     - the acquisition in any manner, directly or indirectly, of a material interest in any capital stock of, or a material equity interest in a substantial portion of the assets of, us or any of our subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in us or any of our subsidiaries; or

     - the acquisition in any manner, directly or indirectly, of any material portion of the business or assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale) of us or any of our subsidiaries.

     Before receiving the approval of the merger by our stockholders, if our board receives an unsolicited written proposal from a third party relating to an alternative proposal that our board determines is financially superior to the merger and will have adequate sources of funding, we may take the following steps if we first give Southern Union two days written notice and obtain a confidentiality agreement from the third party which is substantially the same as our confidentiality agreement with Southern Union:

     - furnish information to, and otherwise engage in substantive discussions with the third party that submitted the unsolicited alternative proposal if our board determines, in its good faith judgment after consulting with its financial advisor and outside counsel, that it is reasonably necessary to engage in such discussions in order for the board to comply with its fiduciary duties under applicable law; and

     - take and disclose to our stockholders a position regarding an alternative proposal, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or make such disclosure to our stockholders which, in the good faith judgment of our board, is required by applicable law, based on the advice of our outside counsel.

     The merger agreement also prohibits our board from:

     - withdrawing or modifying, or proposing publicly to withdraw or modify, in a manner adverse to Southern Union, its approval or recommendation of the merger agreement or the merger;

     - approving or recommending, or proposing publicly to approve or recommend, an alternative proposal; or

     - causing us to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any business combination unless the following conditions are satisfied:

        - our board determines, in its good faith judgment, after consulting with our financial advisor and outside counsel, that an unsolicited proposal regarding an alternative proposal is financially superior to our stockholders than the merger; and

        - our board determines, in its good faith judgment, after consulting with its financial advisor and outside counsel, that the failure to either withdraw or modify its approval or recommendation of the merger agreement or the merger, approve or recommend an alternative proposal, or cause us to enter into any agreement related to an alternative proposal would create a reasonable possibility of a breach of the fiduciary duties of our board under applicable law.

     We must promptly notify Southern Union of:

     - the receipt of any alternative proposal;

     - the material terms and conditions of any such proposal;

     - the identity of the person or entity making the proposal and the status and details of any such request or proposal.

     We must use all reasonable efforts to keep Southern Union informed of the status and details of any such inquiry, offer or proposal and provide Southern Union two days' advance notice before we give non-public information to any such person or entity. If any such inquiry, offer or proposal is in writing, we agreed to promptly deliver to Southern Union a copy of such inquiry, offer or proposal. If we decide to accept such alternative proposal and enter into a definitive agreement with respect to such proposal, we must give Southern Union five business days' notice of our intent to enter into a definitive agreement. In addition, during this five-day period, we must give Southern Union an opportunity to adjust the terms of the merger agreement so that the parties can proceed with the merger and negotiate in good faith with Southern Union with respect to any such adjustments. At the same time as we terminate the merger agreement after accepting an alternative proposal, we must also pay the required termination fee (see "-- Termination of the Merger Agreement" and "-- Termination Fees and Expenses -- Termination Fee").

     Before we furnish any non-public information to, enter into negotiations with, or accept an alternative proposal from a third party, we must give written notice to Southern Union and obtain an executed confidentiality agreement from the third party containing substantially the same terms and conditions as our confidentiality agreement with Southern Union.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Mutual Closing Conditions. The obligations of Southern Union and us to complete the merger are subject to the satisfaction or waiver of the following conditions:

     - accuracy as of the closing date of the representations and warranties made by the other party as specified in the merger agreement;

     - performance in all material respects by the other party of its required obligations at or before the closing date;

     - obtaining all required governmental authorizations necessary to complete the merger without conditions that would be reasonably likely to be materially adverse to Southern Union's or our businesses, operations, properties, financial condition, or results of operations;

     - no court, administrative agency, governmental body or arbitrator having issued an order to restrain, enjoin or otherwise prevent the consummation of the merger agreement or the mergers.

     Additional Closing Conditions for Southern Union's Benefit. Southern Union's obligation to complete the merger is subject to the following additional conditions:

     - approval by our stockholders;

     - receipt of third party consents required to consummate the mergers, other than any consents which, if not obtained, are not, individually or in the aggregate, reasonably likely to result in a material adverse effect on the business, operations, properties, financial condition or results of our operations and our subsidiaries after the closing;

     - receipt of all consents and approvals required, under the terms of any note, bond or indenture to which we or any of our subsidiaries is a party; and

     - the resignation or retirement of each of our directors and the directors of our subsidiaries effective as of the closing date.

INDEMNIFICATION AND INSURANCE FOR OFFICERS AND DIRECTORS

     For six years after the completion of the merger, Southern Union will indemnify our present and former officers and directors and those of our subsidiaries for acts or omissions which occurred before the effective time. In addition, for six years after the effective time, Southern Union will use its reasonable best efforts to provide officers' and directors' liability insurance for acts or omissions occurring before the effective time for each person covered by our officers' and directors' liability insurance policy effective on the date of the merger agreement on equivalent terms. However, if the annual premiums of such insurance coverage are greater than 200% of the previous year's premiums, Southern Union must obtain a policy with the best coverage available for a cost not exceeding such amount.

AMENDMENTS

     We and Southern Union may amend any of the terms of the merger agreement if the amendment is in writing signed by both of us.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time before the closing:

     - by mutual written consent of Southern Union and us;

     - by either Southern Union or us:

             (1) if our stockholders have not approved the merger by February 28, 2001; or

             (2) at any time after 5:00 p.m., Eastern Time on February 28, 2001, if the closing of the merger has not occurred and the party seeking to terminate is not in material breach of its representations, warranties, covenants or agreements contained in the merger agreement. This date will be extended to May 31, 2001, even though all other conditions to the closing of the merger have been fulfilled or are capable of being fulfilled if:

           - all required approvals, consents, opinions or rulings of all government agencies have not been obtained by final order that does not contain conditions that are likely to have a material adverse effect on the business, operations, properties, financial condition or results of operations of the combined company or us, in the case of a termination by Southern Union;

           - the applicable waiting period under the Hart-Scott-Rodino Act relating to the mergers has not expired or been terminated;

           - any required approval or authorization of any federal, state or local governmental agency has not been obtained or become a final order;

           - if any state or federal law, order, rule or regulation is adopted that prohibits the mergers; or

           - if a court issues a non-appealable order that prohibits the consummation of the mergers.

     - By Southern Union:

             (1) if we breach any representation, warranty, covenant or agreement which cannot be cured and would make our representations and warranties materially inaccurate;

             (2) if our board or any committee of our board:

           - withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Southern Union, its approval or recommendation of the merger agreement or the merger;

           - approves or recommends, or proposes publicly to approve or recommend, an alternative proposal;

           - causes us to enter into a definitive agreement related to any alternative proposal;

           - resolves to take any of the foregoing actions; or

           - if a third party, including a group, acquires securities representing greater than 50% of the voting power of our outstanding voting securities.

     - By us:

        - if Southern Union breaches any representation, warranty, covenant or agreement, which breach cannot be cured and would make Southern Union's representations and warranties materially inaccurate, if

           - we give Southern Union at least five business days' notice of our intent to enter into a definitive agreement regarding an alternative proposal. During this five-day period, we must give Southern Union an opportunity to adjust the terms of the merger agreement so that the parties can proceed with the merger and negotiate in good faith with Southern Union regarding any such adjustments;

           - we have paid the required termination fees; and

           - we have entered into a definitive agreement with respect to an alternative proposal.

     If the merger agreement is validly terminated, no provision of the merger agreement will survive (except for the provisions relating to expenses, termination fees and miscellaneous provisions of general application) and neither we nor Southern Union shall have liability unless such party negligently or willfully breaches any provision of the merger agreement.

TERMINATION FEES AND EXPENSES

     Payment of the Merger Expenses Generally. We and Southern Union will pay all costs and expenses of our performance of and compliance with the merger agreement except as follows:

     - we will pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by Southern Union to collect the termination fee payable to Southern Union under the merger agreement, plus interest on the amount of any portion of the unpaid termination fee. Southern Union may calculate this interest using an annual percentage rate of interest equal to the prime rate published in The Wall Street Journal on the date (or preceding business day if such date is not a business day) such fee was required to be paid, compounded on a daily basis using a 360-day year; and

     - we will pay all fees and expenses of our counsel.

     Termination Fee. We have agreed to pay Southern Union $5 million in cash if:

     - we provide Southern Union at least five business days' notice of our intent to terminate the merger agreement and have entered into a definitive agreement relating to an alternative proposal;

     - Southern Union terminates the merger agreement because our board or any committee of our board has:

        - withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Southern Union, its approval or recommendation of the merger agreement;

        - approved or recommended, or proposed publicly to approve or recommend, an alternative proposal;

        - caused us to enter into a definitive agreement related to any business combination; or

        - resolved to take any of the foregoing actions; or

     - Southern Union terminates the merger agreement because a third party, including a group, has acquired securities representing greater than 50% of the voting power of our outstanding voting securities.

                             PRINCIPAL STOCKHOLDERS

     At the record date the following stockholders beneficially owned more than 5% of our outstanding common stock.

                                                              AMOUNT OF
NAME AND ADDRESS                                              BENEFICIAL    PERCENT
OF BENEFICIAL OWNER                                           OWNERSHIP     OF CLASS
-------------------                                           ----------    --------
Wilmington Trust Company....................................   874,913        17.5
  1100 North Market Street
  Wilmington, DE 19890-0001

---------------
* Wilmington Trust Company holds these shares as trustee of the Valley Resources, Inc. 401(k) Employee Stock Ownership Plan on behalf of numerous participants. As a result, it has shared voting and dispositive power.

     As of the record date, our directors, executive officers and all executive officers and directors as a group owned beneficially common stock in the amount set forth opposite their names. Unless otherwise stated, the holders have sole voting and investment power.

                                                              AMOUNT OF
NAME AND ADDRESS                                              BENEFICIAL        PERCENT
OF BENEFICIAL OWNER                                           OWNERSHIP         OF CLASS
-------------------                                           ----------        --------
Melvin G. Alperin...........................................     4,402(2)         (1)
C. Hamilton Davison.........................................       392            (1)
Don A. DeAngelis............................................     7,725            (1)
Alfred P. Degen.............................................     9,935(3)(8)      (1)
James M. Dillon.............................................     1,012(4)         (1)
Jonathan K. Farnum..........................................     8,680(5)         (1)
John F. Guthrie, Jr.........................................     1,911(6)         (1)
Virginia Roberts............................................         0
Charles K. Meunier..........................................    13,414(7)(8)      (1)
Richard G. Drolet...........................................    10,757(8)         (1)
Jeffrey P. Polucha..........................................     5,012(8)         (1)
Sharon Partridge............................................     6,387(8)         (1)
All Directors and Officers as a group (12 persons)..........    69,627(8)         1.4

---------------
(1) Ownership amounts to one percent or less.

(2) Shares are held in living trusts of which Melvin G. Alperin and his wife are Trustees with voting and investment powers.

(3) Includes 4,616 shares in which Mr. Degen shares voting and investment power with his wife.

(4) Shares are held in a living trust of which Mr. Dillon is sole trustee with sole voting and investment power.

(5) Includes 3,531 shares held by Mr. Farnum's wife to which he disclaims beneficial ownership.

(6) Includes 100 shares held by Mr. Guthrie's children in which he shares voting and investment power.

(7) Includes 2,404 shares in which Mr. Meunier shares voting and investment power with his wife.

(8) Includes shares held in the Valley Resources 401(k) Employee Stock Ownership Plan based upon information as of April 28, 2000 provided by the plan Trustee.

                                    AUDITORS

     A representative of Grant Thornton LLP, our independent certified public accountants, is expected to attend the special meeting and will be available to respond to appropriate questions. It is not anticipated such representative will make a prepared statement at the meeting. However, he or she will be free to do so if he or she chooses.

                                 OTHER BUSINESS

     As of the date of this proxy statement, we know of no other matters to be brought before the special meeting. If any other business properly comes before the meeting, the shares represented by proxies will be voted in accordance with the best judgment of the persons named in such proxies.

                                          By Order of the
                                          Board of Directors,

                                          Sharon Partridge, Secretary

Cumberland, Rhode Island
May 9, 2000

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            VALLEY RESOURCES, INC.,

                             SOUTHERN UNION COMPANY

                                      AND

                          SUG ACQUISITION CORPORATION

                         DATED AS OF NOVEMBER 30, 1999

                               TABLE OF CONTENTS

ARTICLE I  THE MERGER........................................................    1
  Section 1.1    The Merger..................................................    1
  Section 1.2    Effects of the Merger.......................................    1
  Section 1.3    Effective Time of the Merger................................    1
  Section 1.4    Directors and Officers......................................    1
  Section 1.5    Other Transactions..........................................    1
  Section 1.6    Certificate of Incorporation; By-laws.......................    2
  Section 1.7    Directors and Officers......................................    2
ARTICLE II  TREATMENT OF SHARES..............................................    2
  Section 2.1    Effect of the Merger on Capital Stock.......................    2
  Section 2.2    Exchange of Certificates....................................    2
ARTICLE III  THE CLOSING.....................................................    4
  Section 3.1    Closing.....................................................    4
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................    4
  Section 4.1    Organization And Qualification..............................    4
  Section 4.2    Subsidiaries................................................    4
  Section 4.3    Capitalization..............................................    5
  Section 4.4    Authority; Non-contravention; Statutory Approvals;
                 Compliance..................................................    5
  Section 4.5    Reports and Financial Statement.............................    7
  Section 4.6    Absence of Certain Changes or Events........................    7
  Section 4.7    Litigation..................................................    8
  Section 4.8    Tax Matters.................................................    8
  Section 4.9    Employee Matters; ERISA.....................................    9
  Section 4.10   Environmental Protection....................................   12
  Section 4.11   Regulation as a Utility.....................................   14
  Section 4.12   Vote Required...............................................   14
  Section 4.13   Opinion of Financial Advisor................................   14
  Section 4.14   Ownership of Parent Common Stock............................   14
  Section 4.15   Intellectual Property.......................................   14
  Section 4.16   Title to Assets.............................................   14
  Section 4.17   Indebtedness................................................   14
  Section 4.18   Machinery and Equipment.....................................   14
  Section 4.19   Insurance...................................................   15
  Section 4.20   Regulatory Proceedings......................................   15
  Section 4.21   The Company Rights Agreement................................   15
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT..........................   15
  Section 5.1    Organization and Qualification..............................   15
  Section 5.2    Authority; Statutory Approvals..............................   15
ARTICLE VI  CONDUCT OF BUSINESS PENDING THE MERGER...........................   16
  Section 6.1    Covenants of the Company....................................   16
  Section 6.2    Covenant of the Company; Alternative Proposals..............   20
  Section 6.3    Employment Agreement........................................   21

ARTICLE VII  ADDITIONAL AGREEMENTS...........................................   21
  Section 7.1    Access to Information.......................................   21
  Section 7.2    Proxy Statement.............................................   22
  Section 7.3    Regulatory Matters..........................................   23
  Section 7.4    Company Shareholders' Approval..............................   23
  Section 7.5    Directors' and Officers' Indemnification....................   23
  Section 7.6    Disclosure Schedules........................................   24
  Section 7.7    Public Announcements........................................   24
  Section 7.8    Certain Employee Agreements.................................   24
  Section 7.9    Employee Benefit Plans......................................   25
  Section 7.10   Company Stock Plans.........................................   26
  Section 7.11   Expenses....................................................   26
  Section 7.12   Further Assurances..........................................   26
  Section 7.13   Community Involvement.......................................   26
  Section 7.14   Financial Statements to be Provided.........................   27
  Section 7.15   Officers of Valley Division.................................   27
ARTICLE VIII  CONDITIONS.....................................................   27
  Section 8.1    Conditions to Each Party's Obligation to Effect the
                 Mergers.....................................................   27
  Section 8.2    Conditions to Obligation of Parent to Effect the Mergers....   27
  Section 8.3    Conditions to Obligation of the Company to Effect the
                 Mergers.....................................................   29
ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER................................   29
  Section 9.1    Termination.................................................   29
  Section 9.2    Effect of Termination.......................................   30
  Section 9.3    Termination Fee; Expenses...................................   31
  Section 9.4    Amendment...................................................   31
  Section 9.5    Waiver......................................................   31
ARTICLE X  GENERAL PROVISIONS................................................   31
  Section 10.1   Non-survival................................................   31
  Section 10.2   Brokers.....................................................   31
  Section 10.3   Notices.....................................................   32
  Section 10.4   Miscellaneous...............................................   32
  Section 10.5   Interpretation..............................................   33
  Section 10.6   Counterparts; Effect........................................   33
  Section 10.7   Parties in Interest.........................................   33
  Section 10.8   Waiver of Jury Trial........................................   33
  Section 10.9   Enforcement.................................................   33
  Section 10.10  Construction of Agreement...................................   33

                             INDEX OF DEFINED TERMS

1935 Act................................    4
Affiliate...............................    7
Agreement...............................    1
Alternative Proposal....................   21
Bristol.................................    2
Bristol Merger..........................    2
Closing.................................    4
Closing Agreement.......................    9
Closing Date............................    4
Code....................................    9
Company.................................    1
Company Certificates....................    3
Company Common Stock....................    2
Company Disclosure Schedule.............   24
Company Financial Statements............    7
Company Material Adverse Effect.........    4
Company Merger..........................    2
Company Preferred Stock.................    5
Company Required Consents...............    6
Company Required Statutory Approvals....    6
Company Rights Agreement................    2
Company SEC Reports.....................    7
Company Shareholders' Approval..........   14
Company Special Meeting.................   23
Company Stock Plans.....................   26
Confidentiality Agreement...............   22
Contract................................    5
control.................................    7
controlled by...........................    7
Controlled Group Liability..............    9
Covered Company Employees...............   25
Disclosure Schedules....................   24
Effective Time..........................    1
Employee Benefit Plan...................   10
Employment Agreement....................   21
Environmental Claim.....................   13
Environmental Laws......................   13
Environmental Permits...................   12
ERISA...................................    9
ERISA Affiliate.........................    9
Exchange Act............................    7
Exchange Agent..........................    2
FERC....................................   15
Final Order.............................   28
GAAP....................................    7
Governmental Authority..................    6
Hazardous Materials.....................   14
Indemnified Parties.....................   24
Initial Termination Date................   29
IRS.....................................   10
Joint Venture...........................    5
Knowledge...............................    7
Legislative Actions.....................   20
Liens...................................    5
Merger..................................    1
Merger Consideration....................    2
Merger Sub..............................    1
Mergers.................................    2
Multiemployer Plan......................   10
Multiple Employer Plan..................   11
Parent..................................    1
Parent Disclosure Schedule..............   24
Parent Material Adverse Effect..........   16
Parent Required Statutory Approvals.....   16
Paying Agent............................    2
PBGC....................................   10
PCBs....................................   14
Plan....................................   10
Proxy Statement.........................   22
Qualified Plans.........................   10
Related Documents.......................    5
Release.................................   14
RIBCA...................................    1
Rights..................................    2
SEC.....................................    7
Securities Act..........................    7
SERP....................................   25
Subsidiary..............................    4
Surviving Corporation...................    1
Tax Return..............................    8
Tax Ruling..............................    9
Taxes...................................    8
Termination Fee.........................   31
under common control with...............    7
Valley..................................    1
Valley Merger...........................    1
VEBA....................................   10
Violation...............................    6
Withdrawal Liability....................   10

     AGREEMENT AND PLAN OF MERGER, dated as of November 30, 1999 (this "Agreement"), by and among Valley Resources, Inc., a Rhode Island corporation (the "Company"), Southern Union Company, a Delaware corporation ("Parent"), and SUG Acquisition Corporation, a Rhode Island corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

     WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein; and

     WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of Merger Sub with and into the Company and the subsequent mergers of the Company and its regulated subsidiaries into Parent;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the laws of the State of Rhode Island. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Rhode Island. The effects and the consequences of the Merger shall be as set forth in Section 1.2. Throughout this Agreement, the term the "Company" shall refer to the Company prior to the Merger and the term "Surviving Corporation" shall refer to the Company in its capacity as the surviving corporation in the Merger.

     Section 1.2 Effects of the Merger. Pursuant to the Merger, (i) the Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law, except that Article 1 of the Articles of Incorporation shall be changed so that the name of the Surviving Corporation shall be "Valley Resources, Inc." and (ii) the By-laws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law, except that the By-laws shall be changed so that the name of the Surviving Corporation shall be "Valley Resources, Inc." Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 7-1.1-69 of the Rhode Island Business Corporation Act (the "RIBCA").

     Section 1.3 Effective Time of the Merger. On the Closing Date (as defined in Section 3.1), with respect to the Merger, a duly executed Articles of Merger complying with Section 7-1.1-65 of the RIBCA shall be filed with the Secretary of the State of Rhode Island. The Merger shall become effective upon the issuance of a Certificate of Merger by the Secretary of State of the State of Rhode Island (the "Effective Time").

     Section 1.4 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by the RIBCA.

     Section 1.5 Other Transactions. Immediately after the Effective Time, the Surviving Corporation shall adopt an agreement and plan of merger pursuant to which Valley Gas Company ("Valley"), a wholly-owned Subsidiary (as defined in
Section 4.1) of the Company, shall merge with and into the Surviving Corporation on the Closing Date, with the Surviving Corporation being the surviving corporation, by complying with the requirements of the RIBCA (the "Valley Merger"). Immediately following the consummation of the Valley Merger, the Surviving Corporation shall adopt an agreement and plan of merger pursuant to which Bristol and Warren Gas Company ("Bristol"), a wholly-owned Subsidiary of the Company, shall merge with and into the Surviving Corporation on the Closing Date, with the Surviving Corporation being the surviving corporation, by complying with the requirements of the RIBCA (the "Bristol Merger"). Immediately following the consummation of the Bristol Merger, Parent shall adopt an agreement and plan of merger pursuant to which the Surviving Corporation shall merge with and into Parent on the Closing Date, with Parent being the surviving corporation by complying with the requirements of the RIBCA and the Delaware General Corporation Law (the "Company Merger"). The Merger, the Bristol Merger, the Valley Merger and the Company Merger shall hereinafter be referred to collectively as the "Mergers."

     Section 1.6 Certificate of Incorporation; By-laws. Pursuant to the Company Merger, the Restated Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of Parent until thereafter amended as provided by law and (ii) the By-laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-laws of Parent until thereafter amended as provided by law.

     Section 1.7 Directors and Officers. The directors and officers of Parent immediately prior to the Effective Time will be the directors and officers of Parent after consummation of the Company Merger, each to hold office in accordance with Restated Certificate of Incorporation and By-laws of Parent.

                                   ARTICLE II

                              TREATMENT OF SHARES

     Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

          (a) Shares of Merger Sub Stock. Each share of common stock, $1.00 par value, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $1.00 par value, of the Surviving Corporation.

          (b) Cancellation of Certain Company Common Stock. Each share of common stock, $1.00 par value, of the Company (the "Company Common Stock") that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to the provisions of this Section 2.1, each share of Company Common Stock (which shall be deemed to include without limitation each related associated preferred stock purchase right (collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of June 18, 1991, between the Company and State Street Bank and Trust Company, as Rights Agent (the "Company Rights Agreement"), which will be terminated at the Effective Time (any reference in this Agreement to Company Common Stock will be deemed to include without limitation the associated Rights)), other than shares canceled pursuant to
     Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right of each holder thereof to receive $25.00 in cash (the "Merger Consideration").

     Section 2.2  Exchange of Certificates.

     (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit with a bank or trust company as may be selected by Parent and be reasonably acceptable to the Company (the "Exchange Agent"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, an amount of cash representing the aggregate Merger Consideration.

     (b) Exchange and Payment Procedures. As soon as practicable after the Effective Time, Parent shall cause Parent's transfer agent and registrar, as paying agent (the "Paying Agent"), to mail to each holder of record as of the Effective Time of a certificate or certificates representing the shares of Company Common

Stock ("Company Certificates") that have been converted pursuant to Section 2.1(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Company Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to Section 2.1. Upon surrender of a Company Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled in accordance with
Section 2.1(c), and the Company Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to any person other than the person in whose name the surrendered Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes (as defined in Section 4.8) required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Company Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article II.

     (c) Investment of Funds. The Exchange Agent shall invest the funds representing the aggregate Merger Consideration, as directed by the Parent, in
(i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.; provided, however, that, notwithstanding anything to the contrary in this Agreement, if the Exchange Agent is not able or refuses to so invest such funds, the Parent may deposit such funds in trust with another bank or trust company which has a net capital of not less than $100,000,000, as may be selected by Parent, so long as the Exchange Agent is allowed to draw on such funds to the extent required to pay the Merger Consideration. Any net earnings with respect to such funds shall be the property of and paid over to Parent as and when requested by Parent.

     (d) Lost, Stolen or Destroyed Certificates. In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided, however, that the person to whom the Merger Consideration is paid shall, if required by Parent, as a condition precedent to the payment thereof, give the Exchange Agent a bond in such sum as it may ordinarily require and indemnify Parent in a manner satisfactory to it against any claim that may be made against Parent with respect to the Company Certificate claimed to have been lost, stolen or destroyed.

     (e) Closing of Transfer Books. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent, they shall be canceled and exchanged for the appropriate amount of Merger Consideration as provided in Section 2.1 and in this Section 2.2.

     (f) Termination of Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Company Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Company Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

     (g) Escheat. Neither the Surviving Corporation nor Parent shall be liable to any holder of Company Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority (as defined in Section 4.4(c)) shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

                                  ARTICLE III

                                  THE CLOSING

     Section 3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Hughes Hubbard & Reed LLP, New York, New York, at 10:00 a.m., Eastern time, on a date selected by Parent and reasonably satisfactory to the Company which is no more than five business days following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or, if permissible, waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent as follows:

     Section 4.1 Organization And Qualification. The Company and each of its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders of the Rhode Island and all other regulatory authorities, in each such case, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect (i) on the business, properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (ii) on the ability of the Company and its Subsidiaries to consummate the Mergers in accordance with this Agreement and the Related Documents (as defined in Section 4.4(a)) (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "Subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having the power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or otherwise having the power to direct the business and policies of that other corporation or other entity) shall at the time be held, directly or indirectly, by such person.

     Section 4.2 Subsidiaries. Section 4.2(i) of the Company Disclosure Schedule (as defined in Section 7.6) sets forth a description of all Subsidiaries and Joint Ventures (as defined below) of the Company and its Subsidiaries, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's or its Subsidiary's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2(ii) of the Company Disclosure Schedule, none of the Company's Subsidiaries is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any "public utility company" or of any "holding company" within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Except as set forth in Section 4.2(i) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned, directly or indirectly, by the

Company of each Subsidiary or Joint Venture of the Company are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever (collectively, "Liens"), and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "Joint Venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such person, in which such person or one or more of its Subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 2% of any class of the outstanding voting securities or equity of any such entity.

     Section 4.3 Capitalization. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock and (ii) 500,000 shares of preferred stock, $100 par value (the "Company Preferred Stock"). As of the close of business on November 29, 1999, there were issued and outstanding 4,991,264 shares of Company Common Stock. No shares of Company Preferred Stock are issued or outstanding. There are no shares of Company Common Stock or Company Preferred Stock reserved for issuance upon exercise of outstanding Company stock options or stock appreciation rights. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in
Section 4.3 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, stock appreciation rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or any Subsidiary of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment.

     Section 4.4  Authority; Non-contravention; Statutory Approvals; Compliance.

     (a) Authority. The Company and each applicable Subsidiary of the Company has all requisite corporate power and authority to enter into this Agreement and the Related Documents and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.12), the Company Required Statutory Approvals (as defined in Section 4.4(c)) and the Legislative Actions (as defined in Section 6.1(y)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Documents and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and its Subsidiaries, subject to obtaining the Company Shareholders' Approval. This Agreement has been, and as of the Closing the Related Documents to be executed by the Company and its applicable Subsidiaries will be, duly and validly executed and delivered by the Company or its applicable Subsidiary, as the case may be, and, assuming the due authorization, execution and delivery by the other signatories hereto and thereto, constitutes or will constitute, as the case may be, the valid and binding obligations of the Company or its applicable Subsidiary, as the case may be, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity). As used in this Agreement, the term (i) "Related Documents" shall mean any Contract provided for in this Agreement to be entered into by one or more of the parties hereto or their respective Subsidiaries in connection with the Mergers, and (ii) "Contract" shall mean any agreement, contract, document, instrument, obligation, promise, commitment or undertaking (whether written or oral) to which any person is a party or by which any person or its assets may be bound.

     (b) Non-Contravention. The execution and delivery of this Agreement and the Related Documents by the Company and its Subsidiaries do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with notice or lapse of time) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or any of its Joint Ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company, its Subsidiaries and Joint Ventures) pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of the Company, subject to Section 4.4(b)(i) of the Company Disclosure Schedule, any of its Subsidiaries or any of its Joint Ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company, any of its Subsidiaries or any of its Joint Ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b)(iii) of the Company Disclosure Schedule (the "Company Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, commitment, security agreement, loan agreement, or other instrument, obligation, agreement or other Contract of any kind to which the Company, any of its Subsidiaries or any of its Joint Ventures is a party or by which any of such persons or any of their properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Statutory Approvals. Except as described in Section 4.4(c) of the Company Disclosure Schedule (the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement and the Related Documents by the Company and its Subsidiaries or Joint Ventures or the consummation by the Company and its Subsidiaries or Joint Ventures of the transactions contemplated hereby and thereby, the failure to obtain, make or give which are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals and having such waiting periods expire as are necessary to avoid a violation of law.

     (d) Compliance; Contracts. Except as set forth in Section 4.10 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.5) delivered to Parent prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of its Joint Ventures is in violation of, is under investigation with respect to any violation of, or has been given notice of, or been charged with any violation of, or failure to comply with, any law, statute, order, rule, regulation, tariff, franchise agreement, principle of common law, ordinance or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.10(i)(ii)) of any Governmental Authority except for violations that, individually and in the aggregate, do not have a Company Material Adverse Effect. The Company and its Subsidiaries and Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses and to own, operate and vote all of their respective assets as currently conducted in all respects, except those which the failure to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of its Joint Ventures nor to the Knowledge (as defined below) of any of the foregoing, any other party thereto, is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred or is occurring which, with lapse of time or action by a third party, could result in a default by any party thereto under, (i) its articles of incorporation or by-laws or similar governing document or (ii) any commitment, deed of trust, franchise, permit, concession, security agreement, obligation, agreement, indenture, mortgage, loan agreement, note, lease, bond, or other Contract, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, individually and in the aggregate, do not have a Company Material Adverse Effect. Set forth in Section 4.4(d) of the Company Disclosure Schedule is a list as the date hereof of all Contracts to which any of the Company or any of its Subsidiaries is a party involving a total commitment by or to any party thereto of more than $125,000 on an annual basis or more than $500,000 on its remaining term which cannot be terminated on no more than sixty (60) days' notice without penalty or additional cost to the Company or its applicable Subsidiary as the terminating party. Except as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement, and with such exceptions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each Contract to which the Company or any of its Subsidiaries is a party is in full force and effect and constitutes the valid and binding obligation of the parties thereto, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity). For purposes of this Agreement, (i) an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter and (ii) a person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such person or any Subsidiary of it has actual knowledge after reasonable inquiry of such fact or other matter.

     (e) Except as set forth in Section 4.4(e) of the Company Disclosure Schedule, there is no "non-competition" or other similar Contract that restricts the ability of the Company or any of its Affiliates to conduct business in any geographic area or that would reasonably be likely to restrict Parent or any of its Affiliates to conduct business in any geographic area. As used in this Agreement, the term "Affiliate" shall mean, with respect to any person, any other person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first person. As used in this definition, "control" (including with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, or power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     Section 4.5 Reports and Financial Statements. The filings required to be made by the Company and its Subsidiaries and Joint Ventures since January 1, 1996 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, financial statements, reports, agreements (oral or written) and all documents, exhibits, schedules, amendments and supplements appertaining thereto, were duly made and complied (or, with respect to such documents to be filed after the date of this Agreement, will be duly made and will comply), as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1997 (as such documents, including those filed after the date of this Agreement, have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did (or will) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been (or will be) prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (or will fairly present) the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True, accurate and complete copies of the articles of incorporation and by-laws of the Company, each of its Subsidiaries and each of its Joint Ventures have been made available to Parent. The Company SEC Reports delivered to Parent prior to the date of this Agreement accurately disclose all material regulation of the Company and each of its Subsidiaries and Joint Ventures that relates to the utility business of any of the Company and each of its Subsidiaries and Joint Ventures.

     Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement, from August 31, 1999, the Company and each of its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which, individually or in the aggregate, would have or, insofar as reasonably can be foreseen, could have, a Company Material Adverse Effect.

     Section 4.7 Litigation. Except as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement or as set forth in
Section 4.8(g) or Section 4.10 of the Company Disclosure Schedule, (a) there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company and its Subsidiaries, threatened, nor are there any investigations, requests for information, or reviews pending or, to the Knowledge of the Company and its Subsidiaries, threatened against, relating to or affecting the Company or any of its Subsidiaries, and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its Subsidiaries, except for any of the foregoing under clauses (a) and (b) that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There is no claim, suit, action or proceeding pending that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Mergers or any of the transactions contemplated hereby.

     Section 4.8 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes.

          (a) Filing of Timely Tax Returns. Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all material Tax Returns (including withholding Tax Returns) required to be filed by each of them under applicable law. Any such Tax Returns were and are in all material respects true, complete and correct.

          (b) Payment of Taxes. Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes (including withholding Taxes) required to have been paid except for those contested in good faith and for which adequate reserves have been taken.

          (c) Tax Reserves. All material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of the most recent financial statements contained in the Company Financial Statements delivered to Parent prior to the date of this Agreement are properly reflected in such financial statements in accordance with GAAP, and the unpaid Taxes of the Company and its Subsidiaries do not exceed the amount shown therefor on such financial statements, adjusted for the Taxes incurred in the ordinary course of business through the Effective Time.

          (d) Extensions of Time for Filing Tax Returns.  Except as set forth in
     Section 4.8(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

          (e) Waivers of Statute of Limitations. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (f) Expiration of Statute of Limitations. The statute of limitations for the assessment of all material Taxes has expired for all applicable material Tax Returns of the Company and each of its Subsidiaries, or those material Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and paid in full.

          (g) Audit, Administrative and Court Proceedings. Except as set forth in Section 4.8(g) of the Company Disclosure Schedule, no material claims, audits, disputes, controversies, examinations, investigations or other proceedings are presently pending, or, to the Knowledge of the Company and its Subsidiaries, threatened, with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

          (h) Tax Rulings. Neither the Company nor any of its Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (i) Availability of Tax Returns. The Company has provided or made available to Parent complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries (or any predecessors thereto) for all open years, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its Subsidiaries and (iii) any Closing Agreements entered into by the Company or any of its Subsidiaries with any taxing authority.

          (j) Tax Sharing Agreements. Except as set forth in Section 4.8(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, understanding or arrangement relating to allocating or sharing of Taxes.

          (k) Liability for Others. Neither the Company nor any of its Subsidiaries has any liability for any material Taxes of any person other than the Company and its Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

          (1) Code Section 897. To the Knowledge of the Company and its Subsidiaries after due inquiry, no foreign person owns or has owned beneficially more than five percent of the total fair market value of Company Common Stock during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code of 1986, as amended (the "Code").

          (m) Code Section 280G. Neither the Company nor any of its Subsidiaries is a party to any agreement that could result in a non-deductible expense under Section 280G of the Code.

          (n) Code Section 481. Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481 of the Code.

          (o) Code Section 341(f). Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

          (p) Code Section 355. Neither the Company nor any of its Subsidiaries has made a distribution or has been the subject of a distribution intended to qualify under Section 355 of the Code.

     Section 4.9  Employee Matters; ERISA.

     (a) For purposes of this Section 4.9, the following terms have the definitions set forth below:

          (i) "Controlled Group Liability" means any and all liabilities (a) under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (b) as a result of a failure to comply with the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code,
     (c) under Section 4971 of the Code, and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans.

          (ii) "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (iii) An "Employee Benefit Plan" means any employee benefit plan, program, policy, practice, agreement or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(l) of ERISA, any employee pension benefit plan within the meaning of
     Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, sick leave, disability, stock purchase, stock option, stock award, phantom stock, stock appreciation right, severance, employment, change of control or fringe benefit plan, program or agreement.

          (iv) A "Plan" means any Employee Benefit Plan other than a Multiemployer Plan.

          (v) A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) or 3(37) of ERISA.

          (vi) "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA or under the terms of the Multiemployer Plan.

     (b) Section 4.9(b) of the Company Disclosure Schedule includes a complete list of all Employee Benefit Plans and, with respect to executive welfare benefit plans and nonqualified pension, savings and deferred compensation plans, states the number of employees participating in or covered by such plans. Such list identifies all Plans which are funded with or provide benefits in the form of Company Common Stock or other securities of the Company or its Subsidiaries.

     (c) With respect to each Plan, the Company has delivered to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles, and a description of each unwritten plan;
(ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA; (iv) the most recent annual financial report, if any; (v) the three most recent actuarial reports, if any; (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any; (vii) the three most recent Pension Benefit Guaranty Corporation ("PBGC") Forms 1; and (viii) loan documents in connection with loans by the Plan. Prior to the date of this Agreement, the Company has delivered to Parent a true, correct and complete copy of each current employee handbook relating to employees of the Company or any of its Subsidiaries. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

     (d) Section 4.9(b) of the Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Knowledge of the Company and its Subsidiaries, nothing has occurred since the date of such determination letter which cannot be remedied by timely amendment and which would adversely affect the qualified status of such plan. Section 4.9(b) of the Company Disclosure Schedule identifies each Plan or related trust which is intended to meet the requirements of Code Section 501(c)(9) (a "VEBA"), and except as disclosed in Section 4.9(d) of the Company Disclosure Schedule, each such VEBA meets such requirements, has received a favorable determination letter from the IRS, and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).

     (e) All contributions required to be made to any Plan by applicable law or regulation or by any Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, have been timely made or paid in full. Each Plan that is an employee welfare benefit plan under Section 3(l) of ERISA (i) is funded through an insurance company contract or a contract with a health maintenance organization, (ii) is, or is funded through, a VEBA identified as such in Section 4.9(b) of the Company Disclosure Schedule, or (iii) is unfunded.

     (f) With respect to each Employee Benefit Plan, the Company and its Subsidiaries have substantially complied, and are now in substantial compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Plan has been administered in all material respects in accordance with its terms and the terms of any applicable collective bargaining agreement. There is not now, nor do any circumstances now exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code. To the Knowledge of the Company and its Subsidiaries, no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty has occurred with respect to any Plan, and no event has occurred which would subject the Company or Parent to any material liability for any excise tax, tax on unrelated business taxable income, penalty, or fine under ERISA or the Code.

     (g) With respect to each Plan that is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, or Section 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) as of August 31, 1999, the fair market value of the assets of each such Plan that is a defined benefit plan equals or exceeds the "projected benefit obligation" (within the meaning of Financial Accounting Standard No. 87) under such Plan, based upon the actuarial assumptions set forth in the most recent actuarial report for such Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred since December 31, 1994 in respect of any such Plan which is a defined benefit Plan; (iv) all premiums to the PBGC have been timely paid in full; (v) no liability (other than for premiums to the PBGC not yet due and for the payment of benefits and contributions in the ordinary course) under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries; (vi) to the Knowledge of the Company and its Subsidiaries, the PBGC has not instituted proceedings to terminate any such Plan and no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan; and (vii) neither the Company nor any of its Subsidiaries has taken any action to terminate such Plan.

     (h) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of which are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability or other liability that has not been satisfied in full.

     (i) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability to the Company, any of its Subsidiaries, or Parent with respect to any employee benefit plan of any ERISA Affiliate of the Company or any its Subsidiaries. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212(c) of ERISA since December 31, 1993.

     (j) Except as set forth in Section 4.9(j) of the Company Disclosure Schedule and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state law, the Company and its Subsidiaries have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of former employees.

     (k) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or in conjunction with any other event) cause any amount to be payable, cause the accelerated funding, vesting, exercisability, payment or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries.

     (l) Section 4.9(l)(i) of the Company Disclosure Schedule sets forth a list as of no more than thirty (30) days prior to the date of this Agreement, of all the present officers and employees of the Company and its

Subsidiaries, indicating each employee's base salary or wage rate and identifying those who are union employees and those who are part-time employees. Except as set forth in Section 4.9(l)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, no labor union or other collective bargaining unit has been certified or recognized by the Company or any of its Subsidiaries. The Company has provided to Parent a true, complete and correct copy of each collective bargaining agreement covering employees of the Company and its Subsidiaries. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

     (m) There are no pending or, to the Knowledge of the Company and its Subsidiaries, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations, and, to the Knowledge of the Company and its Subsidiaries, there is no set of circumstances which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans, or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in a material liability. No Plan is the subject of any pending, or, to the Knowledge of the Company and its Subsidiaries, threatened, governmental audit or investigation.

     (n) Except as set forth in Section 4.9(n) of the Company Disclosure Schedule, the Company and its Subsidiaries, as applicable, have reserved the right to unilaterally amend and terminate each Plan which is an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, which provides health or life insurance benefits after termination of employment.

     (o) Except as set forth in Section 4.9(o) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company and its Subsidiaries is a party to any employment agreement with any employee pertaining to any of the Company and its Subsidiaries.

     Section 4.10  Environmental Protection.  Except as set forth in Section
4.10 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement:

          (a) Compliance. Except where the failure to be in such compliance would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.10(i)(ii)) and (ii) neither the Company nor any of its Subsidiaries has received any communication from any Governmental Authority or any written communication from any other person that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

          (b) Environmental Permits. The Company and each of its Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, and the Company reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Mergers can be accomplished in the ordinary course of business, except where the failure to obtain or to be in such compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (c) Environmental Claims. There are no Environmental Claims (as defined in Section 4.10(i)(i)) pending or, to the Knowledge of the Company and its Subsidiaries, threatened

     (i) against the Company or any of its Subsidiaries or Joint Ventures, or
     (ii) against any real or personal property or operations that the Company or any of its Subsidiaries owns, leases or manages, in whole or in part, that, if adversely determined, would have, individually or in the aggregate, a Company Material Adverse Effect.

          (d) Releases. Except for Releases of Hazardous Materials the aggregate liability for which would not have a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.10(i)(iv)) of any Hazardous Material (as defined in Section 4.10(i)(iii)) that would be reasonably likely to (i) form the basis of any Environmental Claim against the Company or any of its Subsidiaries or Joint Ventures, or (ii) to the Knowledge of the Company and its Subsidiaries, cause damage or diminution of value to any of the operations or real properties owned, leased or managed, in whole or in part, by the Company or any of its Subsidiaries or Joint Ventures.

          (e) Predecessors. The Company and its Subsidiaries have no Knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its Subsidiaries) whose liability the Company or any of its Subsidiaries or Joint Ventures retained, succeeded to, acquired, or assumed, either contractually or by operation of law, or against any real or personal property which the Company or any of its Subsidiaries or Joint Ventures formerly owned, leased or managed, in whole or in part, except for Releases of Hazardous Materials the liability for which would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (f) Listed Sites. There have been no Hazardous Materials generated by the Company or any of its Subsidiaries or Joint Ventures (or predecessors of any of them) that have been disposed of or come to rest at any site that has been included in any published federal, state, or local priority list of hazardous or toxic waste sites.

          (g) Environmental Reports. A copy of all environmental investigations, studies, audits, tests, reviews or analyses relating to the Company or any of its Subsidiaries or Joint Ventures conducted by any of them or any consultant engaged by any of them within the last three years have been provided to Parent prior to the date of this Agreement.

          (h) Liens. The real property owned, operated or leased by the Company and its Subsidiaries is not subject to any Lien, securing the costs of environmental remediation, arising under Environmental Laws.

          (i) As used in this Agreement:

             (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, requests for information, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, Parent or any of their respective Subsidiaries or Joint Ventures; or (B) circumstances forming the basis of any violation, alleged violation of, or failure to comply with any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

             (ii) "Environmental Laws" means all federal, state, local laws, rules, ordinances and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), protection of human health as it relates to the environment, or occupational health and safety, including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, damage to the environment, resource extraction or other activities that could have impact on the Environment, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

             (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Parent, the Company or any of their Subsidiaries or Joint Ventures operates or has stored, treated or disposed of Hazardous Materials.

             (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     Section 4.11 Regulation as a Utility. Except as set forth in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any "associate company," "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is subject to regulation as (a) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) and 2(a)(11), respectively, of the 1935 Act, (b) a "public utility" under the Power Act, (c) a "natural-gas company" under the Natural Gas Act or (d) a public utility or public service company (or similar designation) by any state in the United States other than Rhode Island or by any foreign country.

     Section 4.12 Vote Required. The approval of the Merger by a majority of the shares entitled to be voted by the holders of Company Common Stock (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

     Section 4.13 Opinion of Financial Advisor. The Company has received the opinion of PaineWebber Incorporated, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, and a copy of such opinion will be provided to Parent promptly after the execution of this Agreement.

     Section 4.14 Ownership of Parent Common Stock. The Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of common stock of Parent.

     Section 4.15 Intellectual Property. Neither the Company nor any of its Subsidiaries has any Knowledge of (i) any infringement or claimed infringement by the Company or any of its Subsidiaries of any patent or patent license rights, trademarks or copyrights of others or (ii) any infringement of the patent or patent license rights, trademarks or copyrights owned by or under license to the Company or any of its Subsidiaries, except for any such infringements of the type described in clause (i) or (ii) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     Section 4.16 Title to Assets. Except as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement, none of the assets of the Company or any of its Subsidiaries are subject to any Lien.

     Section 4.17 Indebtedness. All outstanding principal amounts of indebtedness for borrowed money of the Company and its Subsidiaries as of November 23, 1999 are set forth in Section 4.17 of the Company Disclosure Schedule.

     Section 4.18 Machinery and Equipment. Except for normal wear and tear, and with such other exceptions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse

Effect, the machinery and equipment of the Company and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair.

     Section 4.19 Insurance. Section 4.19 of the Company Disclosure Schedule sets forth a list of all policies of insurance held by the Company and its Subsidiaries as of the date of this Agreement. Since September 30, 1997, the assets and the business of the Company and its Subsidiaries have been continuously insured with what the Company reasonably believes are reputable insurers against all risks and in such amounts normally insured against by companies of the same type and in the same line of business as the Company and its Subsidiaries. No notice of cancellation, non-renewal or material increase in premiums has been received by any of the Company and its Subsidiaries with respect to such policies, and none of the Company and its Subsidiaries has Knowledge of any fact or circumstance that could reasonably be expected to form the basis for any cancellation, non-renewal or material increase in premiums, except for such cancellations, non-renewals and increases which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. None of the Company and its Subsidiaries is in default with respect to any provision contained in any such policy or binder nor has there been any failure to give notice or to present any claim relating to the business or the assets of the Company and its Subsidiaries under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for such defaults or failures which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There are no outstanding unpaid premiums (except premiums not yet due and payable), and no notice of cancellation or renewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Company and its Subsidiaries, except for such non-payments of premiums, cancellations, renewals or disallowances which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     Section 4.20 Regulatory Proceedings. Except as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement, other than purchase gas adjustment provisions, none of the Company or its Subsidiaries all or part of whose rates or services are regulated by a Governmental Authority (a) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Authority or on appeal to the courts, or (b) is a party to any rate proceedings before a Governmental Authority that are, individually or in the aggregate, reasonably likely to result in any orders having a Company Material Adverse Effect.

     Section 4.21 The Company Rights Agreement. Prior to the date of this Agreement, the Company has delivered to Parent a true and complete copy of the Company Rights Agreement. The consummation of the transactions contemplated by this Agreement will not result in the triggering of any right or entitlement of the holders of the Company Common Stock or other Company securities under the Company Rights Agreement. Neither the Company nor any of its Subsidiaries is a party to any agreement similar to the Company Rights Agreement.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows:

     Section 5.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority, and Parent has been duly authorized by all necessary approvals and orders of the Florida, Missouri, Pennsylvania and Texas regulatory authorities and the Federal Energy Regulatory Commission (the "FERC"), to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted.

     Section 5.2  Authority; Statutory Approvals.

     (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as defined in Section 5.2(b)), to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

     (b) Statutory Approval. Except as described in Section 5.2(b) of the Parent Disclosure Schedule (as defined in Section 7.6) (the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, the failure to obtain, make or give which would have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Mergers in accordance with this Agreement (any such material adverse effect being hereafter referred to as a "Parent Material Adverse Effect"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Covenants of the Company. From the date hereof until the Effective Time or earlier termination of this Agreement, the Company agrees as follows, as to itself and to each of its Subsidiaries, except as expressly consented to in writing by Parent:

          (a) Ordinary Course of Business. The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) not make or permit any material change in the general nature of its business, (ii) preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (iii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, (iv) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice, and (v) preserve all franchises, tariffs, certificates of public convenience and necessity, licenses, authorizations and other governmental rights and permits.

          (b) Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any capital stock other than (A) dividends by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, and (B) regular dividends on Company Common Stock with usual record and payment dates that do not exceed the current rate of $0.75 per share of Company Common Stock per year, (ii) split, combine or reclassify any of its capital stock or the capital stock of any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or the capital stock of any of its Subsidiaries, or (iii) redeem, repurchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries, other than redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice.

          (c) Issuance of Securities. Except as set forth in Section 6.1(c) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities.

          (d) Compliance With Law. The Company shall, and shall cause its Subsidiaries to, comply in all material respects with all applicable legal requirements and permits, including without limitation those relating to the filing of reports and the payment of Taxes due to be paid prior to the Closing, other than those contested in good faith with adequate reserves set forth in the Company Financial Statements delivered to Parent prior to the date of this Agreement.

          (e) Charter Documents; Other Actions. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) amend or propose to amend its respective articles of incorporation, by-laws or regulations, or similar organizational documents or (ii) take or fail to take any other action, which in any such case would reasonably be expected to prevent or materially impede or interfere with the Mergers.

          (f) Acquisitions. Except as disclosed in Section 6.1(f) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets.

          (g) Contracts. The Company and its Subsidiaries shall not enter into any transaction or any Contract involving a total commitment by or to any party thereto of more than $125,000 on a yearly basis or more than $500,000 on its remaining term which cannot be terminated on no more than 60 days' notice without penalty or cost to the Company or any of its Subsidiaries as a terminating party. Without limiting the prior sentence, the Company shall not, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material Contract to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims with respect thereto.

          (h) Capital Expenditures. The Company shall not, nor shall it permit any of its Subsidiaries to, make capital expenditures in an aggregate amount in excess of the amount budgeted by the Company or its Subsidiaries for capital expenditures as set forth in Section 6.1(h) of the Company Disclosure Schedule.

          (i) No Dispositions. The Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its respective assets, other than encumbrances or dispositions in the ordinary course of business consistent with past practice.

          (j) Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than
     (i) short-term indebtedness in the ordinary course of business consistent with past practice which is subject to redemption or prepayment at any time at the option of the Company or its applicable Subsidiary on no more than 30 days' notice without any penalty or premium or (ii) arrangements between the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries.

          (k) Compensation, Benefits; Employees. Except as may be required by applicable law or under existing Employee Benefit Plans or collective bargaining agreements, as may be required to facilitate or obtain a determination letter from the IRS that a plan is a Qualified Plan, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any Employee Benefit Plan, or otherwise increase the compensation or benefits of any director, officer or other employee of the Company or any of its Subsidiaries, except for normal increases in compensation and benefits (including incentive compensation) or actions in the ordinary course of business, that are consistent with the Company's past practice of adjusting compensation and benefits to reflect the average compensation and benefits as determined by general industry or market surveys; provided that prior to implementing any such increases on the basis of such surveys the Company shall advise Parent of its intention so to increase compensation or benefits and of the basis therefor and shall otherwise consult with Parent concerning such proposed increases, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee. This subsection
     (k) is not intended to (A) restrict the Company or its Subsidiaries from granting promotions to officers or employees based upon job performance or workplace requirements in the ordinary course of business consistent with past practice or (B) restrict the Company's ability to make available to employees the plans, benefits and arrangements that have customarily and consistent with past practices been available to officers and employees in the context of such merit-based promotion. The Company and its Subsidiaries shall not hire any new employee unless such employee is a bona fide replacement for a presently-filled position with the Company or a Subsidiary as of the date hereof.

          (l) 1935 Act. The Company shall not, nor shall it permit any of its Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act.

          (m) Accounting. The Company shall not, nor shall it permit any of its Subsidiaries to, make any changes in their accounting methods, principles and practices, except as required by law, rule, regulation or GAAP.

          (n) Cooperation, Notification. The Company shall, and shall cause its Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of Parent to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify Parent of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, (iii) advise Parent of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Company Material Adverse Effect, and (iv) without limiting the Company's and its Subsidiaries' obligations under Section 6.1(u)(i), promptly provide Parent with copies of all filings made by the Company or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          (o) Third-Party Consents. The Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents and other consents required to consummate the transactions contemplated hereby. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent, shall provide copies of all the Company Required Consents obtained by the Company to Parent.

          (p) Discharge of Liabilities. The Company shall not, nor shall it permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports delivered to Parent prior to the date of this Agreement, or incurred in the ordinary course of business consistent with past practice.

          (q) Insurance. The Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry.

          (r) Permits. The Company shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its Subsidiaries operate.

          (s) No Rights Triggered. The Company shall ensure that the entering into of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby and thereby, do not and will not result, directly or indirectly, in the grant of any rights to any person under any Contract (other than the employment agreements disclosed in Section 6.1(s) of the Company Disclosure Schedule) to which it or any of its Subsidiaries is a party or otherwise. In addition, the Company shall not amend or waive any rights in a manner that would adversely affect any party's ability to consummate the Mergers or the economic benefits of the Mergers to Parent.

          (t) Taxes. The Company shall not, and shall cause its Subsidiaries not to, (i) make or rescind any express or deemed material election relating to Taxes, (ii) settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes, (iii) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law, or (iv) file any material Tax Return other than in a manner consistent with past custom and practice.

          (u) The Company and its Subsidiaries shall:

             (i) Not file any material application, petition, motion, order, brief, settlement or agreement in any material proceeding before any Governmental Authority which involves the Company or any of its Subsidiaries, and appeals related thereto without, to the extent reasonably practicable, consulting Parent; provided, however, that if such proceeding is reasonably likely to have a Company Material Adverse Effect, the Company shall not make any such filing without the consent of Parent, which consent shall not be unreasonably withheld or delayed;

             (ii) Not engage in or modify, except in the ordinary course of business, any material intercompany transactions involving any other Subsidiary of the Company;

             (iii) Not make any changes in financial policies or practices, or strategic or operating policies or practices;

             (iv) Not make any loan or advance to any officer, director, shareholder, employee or any other person other than advances for business purposes to employees in the ordinary course of business;

             (v) Not purchase, sell, lease, dispose of or otherwise transfer or make any Contract for the purchase, sale, lease, disposition or transfer of, or subject to Lien, any of the assets of the Company or its Subsidiaries other than in the ordinary course of business; and

             (vi) Not terminate any existing gas purchase, exchange or transportation contract necessary to supply firm gas at all city gate delivery points or enter into any new contract for the supply, transportation, storage or exchange of gas with respect to the Company's or its Subsidiaries' regulated gas distribution operations or renew or extend or negotiate any existing contract providing for the same where such contract is not terminable within sixty (60) days without penalty without obtaining Parent's prior written consent; provided, however, that if the Company provides Parent with a copy of any such proposed new Contract, Parent shall be deemed to have consented to the entering into of such Contract if Parent does not notify the Company of its disapproval of such Contract by the end of the second business day after receipt by Parent of such copy of such proposed new Contract.

          (v) Customer Notifications. At any time and from time to time as reasonably requested by Parent prior to the Closing Date, each of the Company and its Subsidiaries will permit Parent at Parent's expense to insert preprinted single-page customer education materials into billing documentation to be delivered to customers affected by this Agreement; provided, however, that the Company has reviewed in advance and consented to the content of such materials, which consent shall not be unreasonably withheld or delayed. Other means of notifying customers may be employed by either the Company or Parent, at the expense of the initiating party, but in no event shall any notification be initiated without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed).

          (w) Company Bondholders' Consent. The Company shall use its reasonable best efforts to obtain consents from all holders of each series of First Mortgage Bonds issued under the Indenture of First Mortgage dated as of December 15, 1992 between Valley, the Company, as Guarantor, and State Street

     Bank and Trust Company, as Trustee, and from all holders of each series of debentures issued under the Indenture between the Company and Mellon Bank, N.A., dated as of September 1, 1997, each as amended or supplemented from time to time, to such amendments to such Indentures as requested by Parent.

          (x) Financing Activities. The Company shall, and shall cause its Subsidiaries to, cooperate, to the fullest extent commercially reasonable and practicable, with Parent's requests with respect to refinancing by the Company and its Subsidiaries of the current maturities of any of their indebtedness, and any repurchase, redemption or prepayment by the Company or any of its Subsidiaries of any of their indebtedness that may be required prior to or because of the Mergers or that Parent may request that the Company or any of its Subsidiaries effect prior to the Mergers, so as to permit Parent to have the maximum opportunity to refinance, on or promptly after the Closing Date without any penalty except as may be due pursuant to the terms of the Company's or its Subsidiaries' indebtedness as in effect on the date of this Agreement, any of the Company's or its Subsidiaries' indebtedness outstanding on the Closing Date; provided, however, that neither the Company nor any of its Subsidiaries shall be required to consummate prior to the Effective Time any such refinancing, repurchase, redemption or repayment requested by Parent.

          (y) Legislative Action. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause the Rhode Island Legislature to: (i) unconditionally amend the legislative charter of Valley to expressly and unconditionally approve and authorize the Valley Merger, (ii) unconditionally amend the legislative charter of Bristol to expressly and unconditionally approve and authorize the Bristol Merger,
     (iii) expressly and unconditionally approve and authorize the Company Merger, and (iv) expressly and unconditionally permit Parent to qualify to do business in Rhode Island in accordance with the RIBCA, notwithstanding contrary provisions of sec.7-1.1-3 and sec.7-1.1-99 (collectively, the "Legislative Actions"). All Legislative Actions shall be in form and substance reasonably acceptable to Parent. The Company shall, and shall cause its Subsidiaries to, cooperate with Parent to effect the Legislative Actions as soon as practicable after the date of this Agreement.

     Section 6.2 Covenant of the Company; Alternative Proposals. (a) From and after the date hereof, the Company agrees (i) that it will not, its Subsidiaries will not, and it will not authorize or permit any of its or its Subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries or any of the foregoing) to, directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) or take any other action designed or which could be reasonably expected to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement or otherwise in any way cooperate or facilitate the making of an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (iii) that it will notify Parent orally and in writing of any such inquiry, offer or proposals, within one business day of the receipt thereof, and that it shall keep Parent informed of the status of any such inquiry, offer or proposal; provided, however, that notwithstanding any other provision hereof, the Company may (1) at any time prior to the time at which the Company Shareholders' Approval shall have been obtained, engage in discussions or negotiations with a third party who (without solicitation in violation of the terms of this Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Alternative Proposal that, in the good faith judgment of the Company's Board of Directors (after consulting with its financial and legal advisors) is financially superior to the Company's shareholders than the Merger and has demonstrated that it will have adequate sources of financing to consummate such Alternative Proposal, and (y) the Board of Directors of the Company shall conclude in good faith, based upon the advice of outside counsel and such other matters as the Board of Directors of the Company deems relevant, that such actions are necessary for the Company's Board of Directors to act in a manner consistent with its fiduciary duties to shareholders under applicable law, and

(B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides at least two business days' prior written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, and of the identity of the person or group making the Alternative Proposal and the material terms thereof, including a copy of any offer or proposal submitted in writing, and (y) receives from such person an executed confidentiality agreement containing the same terms and conditions as the Confidentiality Agreement (as defined in Section 7.1) except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal, and (2) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, business combination, share exchange, tender offer, exchange offer or similar transaction involving the Company or any of the Company's Subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in or a material portion of the assets of the Company or any of the Company's Subsidiaries, including any single or multi-step transaction or series of related transactions.

     (b) Neither the Board of Directors of the Company nor any committee thereof may, (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Company or such committee of the Merger or this Agreement, (ii) approve or recommend or propose publicly to approve or recommend an Alternative Proposal or (iii) cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Proposal. Notwithstanding the foregoing, prior to the time at which the Company Shareholders' Approval has been obtained, in response to an Alternative Proposal (without solicitation in violation of the terms of this Agreement) from a third party, if the Board of Directors of the Company determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel, that such proposal is financially superior to the Company's shareholders than the Merger and that failure to do any of the actions set forth in clauses (i), (ii) or
(iii) above of this Section 6.2(b) would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors under applicable law, the Board of Directors of the Company may (i) withdraw or modify its approval or recommendation of the Merger or this Agreement, approve or recommend an Alternative Proposal or cause the Company to enter into an Alternative Proposal and (ii) negotiate with a third party with respect to such Alternative Proposal, and subject to the Company having paid to Parent the fees described in Section 9.3 hereof and having entered into a definitive agreement with respect to such Alternative Proposal, terminate this Agreement; provided, however, that prior to entering into a definitive agreement with respect to an Alternative Proposal, the Company shall give Parent at least five (5) days' notice thereof, and shall cause its representatives to negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; provided, further, that if the Company and Parent are unable to reach an agreement on such adjustments within five (5) days after such notice from the Company, the Company may enter into such definitive agreement, subject to the provisions of Article IX.

     Section 6.3 Employment Agreement. Parent and Mr. Alfred P. Degen have entered into an employment agreement in the form attached hereto as Exhibit A (the "Employment Agreement"), which will become effective upon consummation of the Merger.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1  Access to Information.

     (a) Upon reasonable notice and during normal business hours, the Company shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of Parent reasonable access, throughout the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission. Each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers and other representatives of the other reasonable access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its Subsidiaries and representatives to, hold in strict confidence all Information (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with Confidentiality Agreement dated November 1, 1999 between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").

     (b) As promptly as practicable after Parent's request, the Company will furnish such financial and operating data and other information pertaining to the Company or its Subsidiaries and their businesses and assets as Parent may reasonably request; provided, however, that nothing herein will obligate the Company or any of its Subsidiaries to take actions that would unreasonably disrupt its ordinary course of business or violate the terms of any legal requirement or Contract to which the Company or its Subsidiary is a party or to which any of its assets is subject in providing such information, or to incur any costs with respect to Parent's external auditors (or the Company's or its Subsidiaries' external auditors in the event a report by such auditors is requested by Parent) providing accounting services with respect to issuing an auditor's report required by or for Parent.

     Section 7.2  Proxy Statement.

     (a) (i) As soon as practicable after the date hereof, the Company shall take such reasonable steps as are necessary for the prompt preparation and filing with the SEC of a proxy statement relating to the Company Special Meeting (as defined in Section 7.4(a)) (together with any amendments thereto or supplements thereto, the "Proxy Statement"). Each of Parent and the Company shall furnish all information concerning it, its officers and directors, and the holders of its capital stock as the other may reasonably request in connection with the preparation and filing of the Proxy Statement. The Company will use all commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after filing and as promptly as practicable after such clearance, the Company shall mail the Proxy Statement to its shareholders entitled to notice of and to vote at the Company Special Meeting. As promptly as practical after consultation between Parent and the Company, the Company shall respond to any comments made by the SEC with respect to the Proxy Statement.

     (ii) The Company agrees that information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at the date of the mailing of the Proxy Statement (or any supplement thereto) and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Company Special Meeting any event or circumstance relating to the Company or any of its Subsidiaries, or its or their respective officers or directors, should be discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby shall comply as to form in all material respects with the applicable requirements of the Securities Act and the regulations thereunder and the Exchange Act and the regulations thereunder.

     (iii) Parent agrees that information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement shall not, at the date of the mailing of the Proxy Statement (or any supplement thereto) or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Company Special Meeting any event or circumstance relating to Parent or any of its Subsidiaries, or to their respective officers or directors, should be discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

     (iv) No representation, warranty, covenant or agreement is made by or on behalf of the Company with respect to information supplied by any other person other than its Subsidiaries for inclusion in the Proxy Statement. No representation, warranty, covenant or agreement is made by or on behalf of Parent with respect to information supplied by any other person for inclusion in the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company without providing Parent with the opportunity to review and comment thereon; provided, however, that no such filing, amendment or supplement (i) that relates to Parent or any of its Subsidiaries or (ii) that is reasonably likely to have a material adverse effect on Parent or any of its Subsidiaries, shall be made without Parent's prior written approval. If at any time prior to the Company Special Meeting any information relating to any party hereto or any of their respective officers, directors, shareholders or Subsidiaries, should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly prepared, filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

     (b) Letter of the Company's Accountant. Following receipt by Grant Thornton LLP, the Company's independent auditor, of an appropriate request from the Company pursuant to SAS No. 72, the Company shall use its best efforts to cause to be delivered to Parent a letter of Grant Thornton LLP dated a date within two business days before the date of the Proxy Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for the "cold comfort" letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

     Section 7.3 Regulatory Matters. Each party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain no later than the Initial Termination Date (as defined in Section 9.1(b)), as such date may be extended pursuant to Section 9.1(b), all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals, the Parent Required Statutory Approvals and the Legislative Actions. Notwithstanding anything to the contrary contained in this Agreement, including this Section 7.3, neither Parent, nor any of Parent's Affiliates shall be required to divest themselves of any of their respective assets or properties or agree to limit the ownership or operation by Parent or any of Parent's Affiliates of any assets including any of the assets of the Company and its Subsidiaries and Joint Ventures.

     Section 7.4  Company Shareholders' Approval.

     (a) Company Special Meeting. Subject to the provisions of Section 7.4(b), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its articles of incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, (iv) solicit from its shareholders proxies in favor of the Merger and take all other action reasonably necessary, or, in the reasonable opinion of Parent, advisable to secure the Company Shareholders' Approval, and (v) cooperate and consult with Parent with respect to each of the foregoing matters.

     (b) Meeting Date. The Company Special Meeting for the purpose of securing the Company Shareholders' Approval shall be held on such date as the Company and Parent shall mutually determine.

     Section 7.5  Directors' and Officers' Indemnification.

     (a) Indemnification and Insurance. For a period of six years after the Effective Time, Parent will indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries

(the "Indemnified Parties") in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and by-laws in effect on the date hereof; provided, however, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of such claims shall continue until the final disposition of any and all such claims. For six years after the Effective Time, Parent will use its reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section, if the annual premiums of such insurance coverage exceed 200% of the previous year's premiums, Parent will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent, for a cost not exceeding such amount.

     (b) Successors.  In the event Parent or any of its successors or assigns
(i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions must be made so that the successors and assigns of Parent will assume the obligations set forth in this
Section 7.5.

     (c) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company and its Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective articles of incorporation and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time (or in the event any relevant claim is asserted or made within such six-year period, until final disposition of such claim).

     (d) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 7.6 Disclosure Schedules. On the date hereof, (a) Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by an authorized officer of Parent stating the Parent Disclosure Schedule is being delivered pursuant to this Section 7.6(a), and (b) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by an authorized officer of the Company stating the Company Disclosure Schedule is being delivered pursuant to this Section 7.6(b). The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

     Section 7.7 Public Announcements. Subject to each party's disclosure obligations imposed by law or the applicable regulations of any securities exchange upon which such party's securities are listed, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

     Section 7.8 Certain Employee Agreements. Subject to Section 7.9, Parent shall assume all contracts, agreements and collective bargaining agreements of the Company and its Subsidiaries which apply to any current or former employee or current or former director of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prevent Parent from enforcing such contracts, agreements and collective bargaining agreements in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement or collective bargaining agree-ment. It is the present intention of Parent and the Company that following the Effective Time there will be no involuntary reductions in force at the Company or its Subsidiaries, but that Parent will achieve workforce reductions through attrition; however, Parent reserves the right to respond as it deems appropriate based on business conditions and regulatory environments. If reductions in workforce in respect of employees of the Company and its Subsidiaries become necessary, they shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications, and business needs, and any employees whose employment is terminated or jobs are eliminated by Parent shall be entitled to participate on a fair and equitable basis in the job posting programs offered by Parent. Any workforce reductions carried out following the Effective Time by Parent shall be done in accordance with all applicable collective bargaining agreements, and all applicable laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

     Section 7.9  Employee Benefit Plans.

     (a) Except as may be required by applicable law, each Plan in effect on the date hereof (or as amended or established in accordance with or as permitted by this Agreement) shall be maintained in effect with respect to the employees, former employees, directors or former directors of the Company and any of its Subsidiaries who are covered by such plans, programs, agreements or arrangements immediately prior to the Effective Time until Parent determines otherwise on or after the Effective Time, and Parent shall assume as of the Effective Time each Plan maintained by the Company immediately prior to the Effective Time and perform such plan, program, agreement or arrangement in the same manner and to the same extent that the Company would be required to perform thereunder; provided, however, that nothing herein contained shall limit any reserved right contained in any such Plan to amend, modify, suspend, revoke or terminate any such plan, program, agreement or arrangement; provided, further, that, except as may be required by applicable law, Parent or its Subsidiaries shall provide to the employees of the Company and its Subsidiaries who are employed immediately prior to the Effective Time and who are not covered by a collective bargaining agreement ("Covered Company Employees") for a period of no less than 24 months following the Effective Time, base salary levels, bonus opportunity levels and employer-provided benefits under Qualified Plans, supplemental retirement benefit plans which are not Qualified Plans and welfare plans that are comparable in the aggregate to those provided immediately prior to the Effective Time. Without limiting the foregoing, each Covered Company Employee who is a participant in any Plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits (but specifically excluding for benefit accrual purposes) under any replacement benefit plan of Parent or any of its Subsidiaries or Affiliates in which such employee becomes a participant for service credited for the corresponding purpose under any such Plan, unless such crediting of service would operate to cause any such plan or agreement to fail to comply with the applicable provisions of the Code and ERISA or other applicable law. Notwithstanding the foregoing, but subject to Section 7.9(b), Parent acknowledges that each Covered Company Employee who is a participant in the Valley Gas Company Supplemental Retirement Plan (the "SERP") as of the date hereof shall continue to accrue benefits for 24 months after the Effective Time under terms at least as favorable as the terms of the SERP in effect on the date of this Agreement, taking into account service and compensation earned while employed by Parent and its Subsidiaries after the Effective Time. After the 24 months immediately following the Effective Time, Parent agrees to maintain during the next 24-month period, for Covered Company Employees who continue their service with Parent, base salary levels, bonus opportunity and employer-provided benefits under Qualified Plans, supplemental retirement benefit plans which are not Qualified Plans and welfare plans that are appropriate for the market given Parent's financial circumstances, the industry in which it operates, and regulatory considerations. No provision contained in this Section 7.9 shall be deemed to constitute an employment contract between Parent or any of its Subsidiaries and any individual, or a waiver of Parent's or any of its Subsidiaries' right to discharge any employee at any time, with or without cause.

     (b) The Company shall take all necessary actions so that, effective no later than immediately before the date the Company Shareholders' Approval is obtained, (i) each of the SERP, the Morris Merchants, Inc. Executive Deferred Compensation Plan and all other executive benefit plans and programs of the Company and its Subsidiaries shall be amended to the extent necessary so that any provisions therein that prohibit or limit the amendment or termination thereof following a change of control do not apply to individuals who are not participants therein as of the date of this Agreement and (ii) subject to applicable law and the provisions of any applicable collective bargaining agreement, each Qualified Plan shall be amended to the extent necessary so that any provisions therein that call for the waiver or elimination of vesting requirements upon or following a change in control shall apply only to individuals who are participants therein immediately before the Effective Time. Section 7.9(b) of the Company Disclosure Schedule sets forth a list of all Plans which contain provisions that either (x) prohibit or limit the amendment or termination thereof following a change of control, or (y) call for the waiver or elimination of vesting requirements upon a change of control.

     (c) Parent will permit each of the Covered Company Employees to carry forward all days of sick leave accrued prior to the Effective Time.

     (d) For a 5-year period from the Effective Time, Parent agrees to provide retiree medical plan coverage which is substantially comparable to the coverage under the Company retiree medical plan as of the date hereof, subject to Parent's right to adjust copayment and cost sharing provisions (which may be continued in the same proportions to the Company-provided portions of cost) to any former Covered Company Employee (and his or her eligible dependents) who is currently receiving such benefits thereunder, or any active Covered Company Employee (and his or her eligible dependents) who would be eligible for such benefits if he or she retired on the Effective Time (or who, within 5 years of the Effective Time, retires and is eligible to receive benefits thereunder).

     Section 7.10 Company Stock Plans. With respect to each Plan that provides for benefits in the form of Company Common Stock ("Company Stock Plans"), the Company and Parent shall take all corporate action necessary or appropriate to
(i) provide for the issuance or purchase in the open market of common stock of Parent rather than Company Common Stock, pursuant thereto, and otherwise to amend such Company Stock Plans to reflect this Agreement and the Merger, (ii) obtain shareholder or board of director approval with respect to such Company Stock Plans to the extent such approval is required for purposes of the Code or other applicable law, or to enable such Company Stock Plans to comply with Rule 16b-3 promulgated under the Exchange Act, (iii) reserve for issuance under such Company Stock Plans or otherwise provide a sufficient number of shares of Parent Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such Company Stock Plans and (iv) as soon as practicable after the Effective Time, file registration statements on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Company Stock Plans to the extent such registration statement is required under applicable law, and Parent shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Company Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act. This Section 7.10 shall not limit any reserved right contained in any Plan to amend, modify, suspend, revoke or terminate any such plan, program, agreement or arrangement.

     Section 7.11 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 7.12 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and, subject to the last sentence of Section 7.3 take such further actions as may reasonably be requested by any other party in order to consummate the Mergers in accordance with the terms hereof.

     Section 7.13 Community Involvement. For two years after the Effective Time, Parent will make at least $60,000 per year in charitable contributions to the communities served by the Company prior to the Merger and otherwise maintain a substantial level of involvement in community activities in the State of Rhode Island that is similar to, or greater than, the level of community development and related activities carried on by the Company.

     Section 7.14 Financial Statements to be Provided. Upon Parent's request, the Company shall (i) provide to Parent audited and unaudited financial statements required to be included in (a) the proxy statements and the registration statement contemplated by the Agreement of Merger, dated as of October 4, 1999, by and between Parent and Fall River Gas Company and (b) the proxy statement contemplated by the Agreement and Plan of Merger, dated as of November 15, 1999, by and between Parent, GUS Acquisition Corporation and Providence Energy Corporation, and (ii) cause its independent accountants to deliver to Parent, Fall River Gas Company and Providence Energy Corporation the required consents in connection therewith.

     Section 7.15 Officers of Valley Division. From the Effective Time until the earlier of their resignation, removal by Parent, or reassignment by Parent in the event of a restructuring of the Valley Division, the following individuals shall serve the Valley Division of the New England Business Unit of Parent in the following capacities:
        Alfred P. Degen as President and Chief Executive Officer
        Charles K. Meunier as Vice President, Operations
        Richard G. Drolet as Vice President, Information Systems and Corporate Planning
        Sharon Partridge as Vice President, Chief Financial Officer and
        Treasurer
        Jeffrey P. Polucha as Vice President, Marketing and Development
        James P. Carney as Assistant Vice President, Human Resources
        William D. Mullin as Assistant Vice President, Operations
        Alan H. Roy as Assistant Vice President, Gas Supply
        Robert A. Young as Assistant Vice President and Chief Engineer

Parent expressly reserves the right to restructure the operations of the Valley Division or the New England Business Unit at any time and from time to time in any manner that it deems appropriate in its sole discretion.

                                  ARTICLE VIII

                                   CONDITIONS

     Section 8.1  Conditions to Each Party's Obligation to Effect the
Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction at or prior to the Closing of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

          (a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained.

          (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Mergers shall have been issued and be continuing in effect, and the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

     Section 8.2 Conditions to Obligation of Parent to Effect the Mergers. The obligation of Parent to effect the Mergers shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions, except as may be waived by Parent in writing pursuant to Section 9.5:

          (a) Performance of Obligations of the Company. The Company (and its appropriate Subsidiaries) shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

          (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in the case of clauses (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained in any of such representations or warranties) which, individually and in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect.

          (c) Closing Certificates. Parent shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) of this Agreement have been satisfied.

          (d) Statutory Approvals. The Company Required Statutory Approvals, the Parent Required Statutory Approvals and all other approvals, consents, opinions or rulings of Governmental Authorities required in order to consummate the transactions contemplated hereby, shall have been obtained, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect or a material adverse effect on the business, operations, properties, financial condition or results of operation of Parent, or which would otherwise, in the reasonable determination of Parent, be unduly burdensome to Parent in a manner that would be, individually or in the aggregate, reasonably likely to have, a Company Material Adverse Effect or a material adverse effect on the business, operations, properties, financial condition or results of operation of Parent. A "Final Order" means an action by a Governmental Authority as to which: (a) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by statute or regulation for filing any request for such stay, such time period has passed; (b) no petition for rehearing, reconsideration or application for review of the action is pending and the time for filing any such petition or application has passed; (c) such Governmental Authority does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed; and (d) no appeal to a court, or a request for stay by a court of the Governmental Authority's action is pending or in effect and the deadline for filing any such appeal or request has passed. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated hereby, shall have expired or been terminated.

          (e) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement which is reasonably likely to have a Company Material Adverse Effect.

          (f) Company Required Consents. Each of the Company Required Consents shall have been obtained to the reasonable satisfaction of Parent, other than any such consents which, if not obtained, are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect after the Closing. In addition, all consents and approvals required under the terms of any note, bond or indenture listed in Section 4.4(b) of the Company Disclosure Schedule to which the Company or any of its Subsidiaries is a party, shall have been obtained.

          (g) Resignations. Each director of the Company, and each director of the Subsidiaries of the Company, shall resign or retire as a director of the applicable entity effective as of the Effective Time in accordance with such entity's organizational documents and applicable provisions of the RIBCA or other applicable state law, as the case may be; provided, however, that such resignations (but not retirements) shall not cause the termination of any such person's employment as an employee of the Company or its Subsidiaries.

          (h) Tax Good Standing. Letters of Tax Good Standing shall have been obtained for the Company and its Subsidiaries from the Rhode Island Department of Taxation.

          (i) Company Bondholders' Consent. All holders of each series of First Mortgage Bonds issued and outstanding under the Indenture of First Mortgage, dated as of December 15, 1992, between Valley, the Company, as Guarantor, and State Street Bank and Trust Company, as Trustee, and all holders of each series of debentures issued and outstanding under the Indenture between the Company and Mellon Bank, N.A., dated as of September 1, 1997, each as amended or supplemented from time to time, shall have consented to such amendments to such Indentures as requested by Parent.

          (j) Legislative Actions. The Legislative Actions shall have been completed.

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

     Section 8.3 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to
Section 9.5:

          (a) Performance of Obligations of Parent. Parent shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

          (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct
     (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in the case of clauses (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained in any of such representations and warranties) which, in the aggregate, would not be reasonably likely to result in a Parent Material Adverse Effect.

          (c) Statutory Approvals. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated hereby, shall have expired or been terminated.

          (d) Closing Certificates. The Company shall have received a certificate signed by an authorized officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 8.3(a) and
     Section 8.3(b) of this Agreement have been satisfied.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

          Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the Company contemplated by this Agreement:

          (a) by mutual written consent of the Company and Parent;

          (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before the date that is 15 months from the date hereof (the "Initial Termination Date"); provided, however, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.2(d), 8.3(c) or 8.2(j) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the 18-month anniversary of the date hereof; and provided, further, that the right to terminate this Agreement under this
     Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any agreement or covenant has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before the Initial Termination Date or as it may be so extended;

          (c) by any party hereto, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof, by the Initial Termination Date;

          (d) by any party hereto, by written notice to the other parties if any state or federal law, order, rule or regulation is adopted or issued, which has the effect of prohibiting the Mergers, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Mergers, and such order, judgment or decree shall have become final and nonappealable;

          (e) by the Company prior to the time at which the Company Shareholders' Approval shall have been obtained, upon five days' prior written notice to Parent, if the Board of Directors of the Company determines in good faith that termination of this Agreement is necessary for the Board of Directors of the Company to act in a manner consistent with its fiduciary duties to shareholders under applicable law by reason of an Alternative Proposal meeting the requirements of Section 6.2 having been made; provided that

             (A) the Board of Directors of the Company shall determine based on advice of outside counsel with respect to the Board of Directors' fiduciary duties that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by Parent in negotiation entered into pursuant to Section 6.2(b), it is necessary pursuant to such fiduciary duties that the directors reconsider such commitment as a result of such Alternative Proposal;

             (B) the other provisions of Section 6.2(b) have been complied with by the Company; and

             (C) the Company's ability to terminate this Agreement pursuant to
        Section 9.1(e) is conditioned upon the payment by the Company to Parent of the amounts owed by it pursuant to Section 9.3;

          (f) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (ii) Parent shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied;

          (g) by Parent, by written notice to the Company, if (i) there exist breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) the Company (or its appropriate Subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of the Company or any committee thereof (A) shall withdraw or modify or proposes to withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, (B) shall fail to reaffirm such approval or recommendation upon Parent's request within two days of such request, (C) shall approve or recommend any acquisition of the Company or any of its Subsidiaries or a material portion of their respective assets or any tender offer for the shares of capital stock of the Company or any of its Subsidiaries or any other Alternative Proposal, in each case by a party other than Parent or any of its Affiliates, (D) causes the Company or any of its Subsidiaries to enter into a definitive agreement related to the Alternative Proposal or (E) shall resolve to take any of the actions specified in clause (A), (B), (C) or (D); or

          (h) by Parent, by written notice to Company, if a third party, including a group (as defined under the Exchange Act), acquires securities representing greater than 50% of the voting power of the outstanding voting securities of Company.

     Section 9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent pursuant to Section 9.1, there shall be no liability on the part of any party or its Affiliates, shareholders, officers or directors, agents or other representatives hereunder; provided, however, that (i) any fee payable under Section 9.3 is paid to Parent and (ii) no such termination shall relieve any party of liability for any claims, damages or losses suffered by the other party as a result of the negligent or willful failure of a party to perform any obligations required to be performed by it hereunder on or prior to the date of termination and (iii) the agreement contained in the last sentence of Section 7.1(a) and Sections 7.11, 9.3, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8,
10.9 and 10.10 shall survive any termination of this Agreement.

     Section 9.3  Termination Fee; Expenses.

     (a) The Company shall pay Parent a fee of $5.0 million in cash ("Termination Fee") upon the termination of this Agreement by the Company pursuant to Section 9.1(e) or by Parent pursuant to Section 9.1(g)(iii) or 9.1(h).

     (b) Liquidated Damages; Prompt Payment. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If the Company fails to pay promptly to Parent the fee due under
Section 9.3, in addition to any amounts paid or payable pursuant to Section 9.3, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the prime rate published in The Wall Street Journal on the date (or preceding business day if such date is not a business day) such fee was required to be paid, compounded on a daily basis using a 360-day year.

     Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount of the Merger Consideration, or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company capital stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Non-survival. All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1, in Articles I and II and in Sections 7.5, 7.11, 9.3, 10.3, 10.4, 10.5, 10.6, 10.7,
10.8, 10.9 and 10.10.

     Section 10.2 Brokers. The Company represents and warrants that, except for PaineWebber Incorporated whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Parent represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, (b) sent by reputable overnight courier service on the business day after mailing,
(c) telecopied (which is confirmed) (if confirmed during business hours) at the time of such confirmation or (if confirmed outside of business hours) the next business day or (d) mailed by registered or certified mail (return receipt requested) five days after being so mailed, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i) If to the Company, to:

          Valley Resources, Inc.
          1595 Mendon Road
          P.O. Box 7900
          Cumberland, Rhode Island 06144
          Attention: Sharon Partridge
                     Vice President, Chief Financial Officer, Secretary and Treasurer
          Telephone: (401) 334-1188
          Telecopy:  (401) 334-9135

        with a copy to:

           Edwards and Angell, LLP
           51 John F. Kennedy Parkway
           Short Hills, New Jersey 07078
           Attention: Christine M. Marx, Esq.
           Telephone: (973) 921-5219
           Telecopy:  (973) 376-3380

        (ii) If to Parent or Merger Sub, to:

           Southern Union Company
           504 Lavaca Street, Suite 800
           Austin, Texas 78701
           Attention: Peter H. Kelley
                      President and Chief Operating Officer
           Telephone: (512) 370-8307
           Telecopy:  (512) 477-3879

        with a copy to:

           Hughes Hubbard & Reed LLP
           One Battery Park Plaza
           New York, New York 10004
           Attention: Kenneth A. Lefkowitz, Esq.
           Telephone: (212) 837-6557
           Telecopy:  (212) 422-4726

     Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. Any assignment in violation of the terms of this Agreement shall be null and void ab initio. This Agreement shall be construed in accordance with and governed by the laws of the State of New York (without regard to its principles of conflicts of law other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), including all matters of construction, validity and performance, except to the extent that the terms and consummation of the Mergers are subject to the Delaware General Corporation Law or the RIBCA, in which case such laws shall govern.

     Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.8 Waiver of Jury Trial. Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement.

     Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Rhode Island or in the Southern District of New York in the county of New York and the borough of Manhattan, or in Rhode Island state court or in New York state court in the county of New York and the borough of Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Rhode Island or in the Southern District of New York in the county of New York and the borough of Manhattan, or any Rhode Island state court or in any New York state court in the county of New York and the borough of Manhattan in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Rhode Island or in the county of New York and the borough of Manhattan.

     Section 10.10 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          VALLEY RESOURCES, INC.

                                          By: /s/ ALFRED P. DEGEN
                                            ------------------------------------
                                            Name: Alfred P. Degen
                                            Title:  President and Chief
                                              Executive Officer

                                          SOUTHERN UNION COMPANY

                                          By: /s/ PETER H. KELLEY
                                            ------------------------------------
                                            Name: Peter H. Kelley
                                            Title:  President and Chief
                                              Operating Officer

                                          SUG ACQUISITION CORPORATION

                                          By: /s/ PETER H. KELLEY
                                            ------------------------------------
                                            Name: Peter H. Kelley
                                            Title:  President

                                                                      APPENDIX B
INVESTMENT BANKING DIVISION

PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY 10019
212 713-2000

                                                              [PaineWebber LOGO]

                                                               November 30, 1999

Confidential

Board of Directors
Valley Resources, Inc.
1595 Mendon Road
Cumberland, RI 02864

Ladies and Gentlemen:

     Valley Resources, Inc. (the "Company"), Southern Union Company (the "Acquiring Company") and SUG Acquisition Corporation, a wholly-owned subsidiary of the Acquiring Company (the "Purchaser"), propose to enter into an agreement (the "Agreement") pursuant to which the Company will be merged with and into the Purchaser in a transaction (the "Merger") in which each share of the Company's common stock (the "Shares") will be converted into the right to receive $25.00 in cash.

     You have asked us whether or not, in our opinion, the proposed cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to the shareholders of the Company from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended August 31, 1999;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

     (3) Conducted discussions with members of senior management of the Company concerning its businesses and prospects;

     (4) Reviewed the historical market prices and trading activity for the Shares and compared them with that of certain publicly traded companies which we deemed to be relevant;

     (5) Compared the results of operations of the Company with that of certain companies which we deemed to be relevant;

     (6) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

     (7) Reviewed a draft of the Agreement dated November 30, 1999; and

     (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we been furnished with any such evaluations or appraisals. We have also assumed with your consent, that (i) the Merger will be accounted for under the purchase method of accounting, and (ii) any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

     In the ordinary course of business, PaineWebber Incorporated may trade in the securities of the Company and the Acquiring Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Merger and will be receiving a fee in connection with the rendering of this opinion and upon consummation of the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed cash consideration to be received by the shareholders of the Company pursuant to the Merger, taken as a whole, is fair to such shareholders from a financial point of view.

     This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated, provided, however, that this letter may be reproduced in full in the Proxy Statement related to the Merger.

                                          Very truly yours,

                                          PAINEWEBBER INCORPORATED

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                  JUNE 13,2000

To the Stockholders of
   VALLEY RESOURCES,INC.

     Notice is hereby given that the Special Meeting of the Stockholders of Valley Resources,Inc. (the "Corporation") will be held at the principal office of the Corporation, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, on Tuesday, June 13, 2000,at 10:00 a.m., for the following purposes:

     1. To approve and adopt the Agreement of Merger between Southern Union Company and Valley Resources, Inc.

     2. To consider and act upon such other matters as may properly come before the meeting and any and all adjournments thereof.

     Only Common Stockholders of record on the stock transfer books of the Corporation at the close of business on April 28, 2000 will be entitled to notice of and to vote at the meeting and at any and all adjournments thereof.

     Whether you plan to attend the meeting or not,we urge you to vote via the Internet or to complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States.

                                           By Order of the Board of Directors,

                                                S. Partridge, Secretary

Mailed: May 9, 2000


     STOCKHOLDERS ARE REQUESTED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT THEY EXPECT TO ATTEND THE SPECIAL MEETING. A STOCKHOLDER NEVERTHELESS MAY VOTE IN PERSON IF HE DOES ATTEND.





--------------------------------------------------------------------------------

VALLEY RESOURCES, INC.                           PROXY/VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VALLEY
            RESOURCES, INC. FOR THE SPECIAL MEETING ON JUNE 13, 2000

     The stockholder appoints A.P. Degen, S. Partridge and P.A .Morrison, and each of them, with full power of substitution in each, the proxies of the stockholder, to represent the stockholder and vote all shares of Valley Resources, Inc. Common Stock which the stockholder may be entitled to vote at the Special Meeting of Stockholders to be held on June 13, 2000, and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is given, this proxy will be voted FOR proposal 1.




                                                VALLEY RESOURCES, INC.
                                                P.O. BOX 11419
                                                NEW YORK, N.Y. 10203-0419



            (Continued, and to be signed and dated on reverse side.)

           INTERNET                                    MAIL
http://proxy.shareholder.com/vr

Use the Internet to vote your proxy.       Mark, sign and date your proxy card
Have your proxy card in hand when          and return it in the postage-paid
you access the website. You will be        envelope we have provided.
prompted to enter your control
number, located in the box below,to
create an electronic ballot.

                                          --------------------------------------
Your Internet vote authorizes the named   If you have submitted your proxy by
proxies to vote your shares in the same   the Internet there is no need for
manner as if you marked, signed and       you to mail back your proxy.
returned the proxy card.                  --------------------------------------







                                                ---------------------------

                                                    CONTROL NUMBER FOR
                                                      INTERNET VOTING
                                                ---------------------------






                     DETACH PROXY CARD HERE IF YOU ARE NOT
                             VOTING BY THE INTERNET
--------------------------------------------------------------------------------

        [  ]

1. To approve and adopt the Agreement of Merger between Southern Union Company and Valley Resources, Inc.

          FOR      [X]          AGAINST    [X]           ABSTAIN     [X]

2. To consider and act upon other matters as they may properly come before the meeting and any and all adjournments thereof.

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                              Change of Address or   [X]
                                              Comments Mark Here

                                        The signature on this Proxy should
                                        correspond exactly with stockholder's
                                        name as printed to the left. In the
                                        case of joint tenancies, co-executors,
                                        or co-trustees, both should sign.
                                        Persons signing as Attorney, Executor,
                                        Administrator, Trustee or Guardian
                                        should give their full title.


                                        Dated:___________________________,2000

                                        ______________________________________
                                                     Signature
                                        ______________________________________
                                                     Signature


(PLEASE SIGN, DATE AND RETURN THIS      VOTES MUST BE INDICATED    [X]
PROXY IN THE ENCLOSED POSTAGE PREPAID   (X) IN BLACK OR BLUE INK.
ENVELOPE.)

--------------------------------------------------------------------------------

                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------